AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

FORM 1-A

Amendment No. 2 to Post-Qualification Amendment No. 1

Regulation A Offering Statement

Part II – Offering Circular

NV REIT LLC

c/o Neighborhood Management LLC

5227 N. 7th Street

Phoenix, AZ  85014

602-714-1555

https://neighborhood.ventures

August 18, 2025

This Offering Circular Follows the Form 1-A Disclosure Format

NV REIT LLC, a Delaware limited liability company we refer to as the “Company,” “we,” “us,” or “our,” was formed to acquire interests in real estate assets in the United States. The Company intends to qualify as a real estate investment trust, or “REIT,” for federal income tax purposes.

The Company is seeking to raise up to $73,569,900 of capital by offering to the public non-voting limited liability company interests designated as “Class A Investor Shares” in what we refer to as the “Offering.” You can read a complete description of these securities in “SECURITIES BEING OFFERED.” We refer to individuals and entities that purchase Class A Investor Shares as “Investors.”

The Offering was qualified by the Securities and Exchange Commission on January 9, 2023. This post-qualification amendment reflects certain changes to the Company and its business.

The Offering began on the date of its initial qualification and will end upon the earlier of (i) the date we have sold $73,569,900 of Class A Investor Shares (i.e., all the securities we are offering), (ii) a date determined by the Company; or (iii) January 8, 2026.

Currently, the Class A Investor Shares are offered for $100 each, with a minimum initial investment of $1,000. We may periodically raise or lower the price of the Class A Investor Shares during this offering to reflect the value of the Company’s assets. For more information, see “SECURITIES BEING OFFERED – PRICE OF CLASS A INVESTOR SHARES.”

We are selling these securities directly to the public at our website, https://neighborhood.ventures. We are not using a placement agent, or a broker and we are not paying commissions to anyone. All the money we raise goes directly to the Company.

Investing in our Class A Investor Shares is speculative and involves substantial risks, including the risk that you could lose all your money. Before investing, you should carefully review “RISKS OF INVESTING.”

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERM OF THE OFFERING. NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV. FOR MORE INFORMATION, SEE “LIMITS ON HOW MUCH NON-ACCREDITED INVESTORS CAN INVEST.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NORTH AMERICAN SECURITIES ADMINISTRATORS ASSOCIATION UNIFORM LEGEND:

YOU SHOULD MAKE YOUR OWN DECISION WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND RISK TOLERANCE LEVEL. NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. YOU SHOULD BE AWARE THAT YOU WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

i

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

The term “forward-looking statements” means any statements, including financial projections, that relate to events or conditions in the future. Often, forward-looking statements include words like “we anticipate,” “we believe,” “we expect,” “we intend,” “we plan to,” “this might,” or “we will.” The statement “We believe interest rates will rise” is an example of a forward-looking statement.

Because we are talking about a new business, many of the statements in this Offering Circular are forward-looking statements.

Forward-looking statements are, by their nature, subject to uncertainties and assumptions. The statement “We believe interest rates will rise” is not like the statement “We believe the sun will rise in the East tomorrow.” It is impossible for us to know exactly what is going to happen in the future, or even to anticipate all the things that could happen. Our business could be subject to many unanticipated events, including all the things we talk about in “RISKS OF INVESTING.”

Consequently, the actual result of investing in the Company could (and almost certainly will) differ from those anticipated or implied in any forward-looking statement, and the differences could be both material and adverse. We do not undertake any obligation to revise, or publicly release the results of any revision to, any forward-looking statements, except as required by applicable law.

GIVEN THE RISKS AND UNCERTAINTIES, PLEASE DO NOT PLACE UNDUE RELIANCE ON ANY FORWARD-LOO KING STATEMENTS.

ii

RISKS OF INVESTING

BUYING CLASS A INVESTOR SHARES IS SPECULATIVE AND INVOLVES SIGNIFICANT RISK, INCLUDING THE RISK THAT YOU COULD LOSE SOME OR ALL OF YOUR MONEY. THIS SECTION DESCRIBES WHAT WE BELIEVE ARE THE MOST SIGNIFICANT RISK FACTORS AFFECTING THE FUND AND ITS INVESTORS. THE ORDER IN WHICH THESE FACTORS ARE DISCUSSED IS NOT INTENDED TO SUGGEST THAT SOME FACTORS ARE MORE IMPORTANT THAN OTHERS.

YOU MIGHT LOSE YOUR MONEY: When you buy a certificate of deposit from a bank, the Federal government (through the FDIC) guaranties you will get your money back. Buying Class A Investor Shares is not like that at all. The ability of the Company to make distributions depends on several factors, including some beyond our control. Nobody guarantees that you will receive payments and you might lose some or all your money.

LIMITED PARTICIPATION IN MANAGEMENT: Investors will not have a right to vote or otherwise participate in managing the Company. For example, Investors will have no voice in selecting the projects in which the Company invests, deciding on the terms of the investment, or deciding when a project should be sold. Only those willing to give complete control to our management team should consider an investment in the Company.

RISKS ASSOCIATED WITH WEATHER:  Most regions of the United States have sometimes experienced hurricanes, floods, tornadoes, and other severe weather, including other catastrophic events (such as large uncontrolled wildfires) that result from severe weather conditions. If such events shall continue to occur in the future, they could materially damage one or more of our investment properties. While we plan to obtain insurance that may cover such damage, no assurance can be given that such insurance will always be available, will be available at acceptable cost, or that the policy limits will be enough to cover all damage that may be suffered. Uninsured damage could have a material and adverse effect on the value of an investment in the Company.

RISKS DUE TO CLIMATE CHANGE: The climate is rapidly changing whether we like it or not. Not only has climate change led to an increase in extreme weather events, but other adverse events such as droughts and wildfires that are associated with climate change are becoming more prevalent. However, the new administration has moved aggressively against initiatives to address climate change, like alternative energy, removing mention of “climate change” from government websites, and defunding the National Oceanic and Atmospheric Administration, in favor of carbon-based energy. These actions will increase the rate of global warming and the associated risks. While we believe the Company’s approach will position it to navigate an ever-changing world, nobody (not even us) can see the future with any certainty or what other impacts climate change will have on the Company’s business.

RISKS ASSOCIATED WITH INFLATION:  During 2022 and 2023, the United States along with the rest of the world is experiencing unusually high levels of inflation likely due to a combination of government stimulus during the COVID pandemic, supply chain disruptions, and Russian’s invasion of Ukraine. While inflation has largely subsided, it is possible that inflation could return. Although this may impact the real value of the returns you receive on your investment, we believe that commercial real estate can be a valuable hedge against inflation in a way that few other asset classes can claim. This is because the price of goods is highly correlated with increased property values which in turn helps fight off some of the negative aspects of core inflation.

RISKS ASSOCIATED WITH INCREASING INTEREST RATES:  Interest rates rose and then fell with inflation and will rise again in the future. Traditionally, increases in interest rates have been associated with decreases in the value of real estate because the higher interest rates go the less buyers can afford to buy. When interest rates rise it can take some time for the market to adjust, i.e., for buyers and sellers to become acclimated to the new conditions so they can reach agreement on price. Today the market is somewhat unsteady. If the unsteadiness continues it could have a negative effect on our business.

GOVERNMENT POLICIES COULD RAISE INFLATION AND INTEREST RATES:  The new Administration has imposed tariffs on most or all of its trading partners. According to economists, the cost of tariffs will fall on American consumers, raising prices for a large number of goods and thereby fueling inflation. At the same time, Congress recently enacted tax cuts that are expected to add $3 trillion to the federal budget deficit. The rate of inflation has begun to increase and is expected to continue rising. The Federal Reserve has struggled to bring inflation down to its 2% target, and these policies will likely lead to interest rates higher than they would have been otherwise.

RISK OF FUTURE PANDEMICS:  The COVID-19 pandemic in 2020 was devastating for many industries and for the American economy as a whole. The new administration is populated by “vaccine skeptics,” chief among them Robert F. Kennedy, Jr., who has propagated misinformation not only about COVID vaccines but about vaccines of all kinds. As the Secretary of Health and Human Services, Mr. Kennedy has already taken action against vaccine research, disbanding an expert panel on vaccines and cutting at least $500 million from vaccine research. These actions increase the risk of another pandemic.

RISK OF ECONOMIC DISRUPTION FROM TARIFFS:  Facing a deepening depression, the administration of Herbert Hoover signed into the law the Smoot-Hawley Tariff Act of 1930, which raised tariffs on imported goods. That statute is widely regarded as having worsened, or even caused, the Great Depression by stifling international trade. The steep tariffs imposed by the new Administration could have a similar effect, or even worse. World economies are far more connected today than they were in 1930. Everything from iPhones to automobiles are made not just in one country but in many. Canada, Mexico, China, and the European Union have all announced plans to retaliate against the U.S., potentially in a coordinated fashion, and a series of tit-for-tat actions could unravel the free trade networks that have been at the foundation of economic growth for 80 years. Any such disruption increases the risk of recession, if not worse.

RISK OF LABOR SHORTAGES:  The new administration is cracking down on undocumented immigrants, seeking to deport millions by force. Inevitably, the broad crackdown is sweeping U.S.

citizens and legal immigrants into the net and creating an atmosphere of uncertainty or even fear in Hispanic communities. The absence of workers, documented or undocumented, could cause significant disruption in the real estate industry

INVESTMENTS IN AFFILIATES:  The Company has invested in projects owned by affiliates and will probably do so again. Investing in affiliates, where the management team on one side of the transaction is the same as the management team on the other side of a transaction, creates conflicts of interest. Although the management team will try to ensure that the terms of any such investment are fair to the Company, conflicts of interest and the potential for unfairness are unavoidable.

OUR TRACK RECORD DOES NOT GUARANTY FUTURE PERFORMANCE: The section of this Offering Circular captioned “PAST PERFORMANCE: OUR TRACK RECORD SO FAR” illustrates the performance of certain affiliates of the Manager. However, there is no guaranty that the Company will continue to do well or as well as its affiliates have done in the past. As surely as night follows day, economic conditions will change, and we might not be able to adapt. In any case, the Company stands on its own.

SPECULATIVE NATURE OF REAL ESTATE INVESTING: Real estate can be risky and unpredictable. For example, many experienced, informed people lost money when the real estate market declined in 2007-8. Time has shown that the real estate market goes down without warning, sometimes resulting in significant losses. Some of the risks of investing in real estate include changing laws, including environmental laws; floods, fires, and other Acts of God, some of which can be uninsurable; changes in national or local economic conditions; changes in government policies, including changes in interest rates established by the Federal Reserve; and international crises. You should invest in real estate in general, and in the Company in particular, only if you can afford to lose your investment and are willing to live with the ups and downs of the real estate industry.

PROPERTY VALUES COULD DECREASE: The value of the property in which we invest could decline, perhaps significantly. Factors that could cause the value of property to decline include, but are not limited to:

•Changes in interest rates

•Competition from existing properties and new construction

•Changes in national or local economic conditions

•Changes in zoning

•Environmental contamination or liabilities

•Changes in local market conditions

•Fires, floods, and other casualties

•Uninsured losses

•Undisclosed defects in property

•Incomplete or inaccurate due diligence

•Regulatory changes

•Other events outside the Company’s control

INDEFINITE HOLDING PERIOD: The Company plans to hold its real estate for a long time, possibly 10 years or more. Although theoretically you will have the right to sell your Class A Investor Shares to a third party and/or have them redeemed by the Company, there is no guaranty you will be successful doing so. Hence, you should view the Class A Investor Shares as a very long-term investment with a limited chance for liquidity. You should not invest funds that you might need in the short term

COMPETITION FOR PROJECTS:  To achieve satisfactory returns for our Investors, the Manager must identify projects that satisfy our investment selection criteria and that can be acquired at reasonable prices. There is no guaranty that the Manager will be able to do so. The real estate industry is highly competitive and fragmented. The Manager, directly or through affiliates, will compete with other real estate developers for the most promising projects, and some of those other real estate developers could have substantially greater resources, allowing them to move more quickly, pay more, or have greater access to the best projects. The result could be that the Company winds up investing in projects of lower quality, or where the owner of the project (an affiliate of the Manager) paid too much as a result of intense competition.

ENTITLEMENT RISKS: The Company might invest in projects before some or all of the necessary zoning approvals are obtained. Securing zoning approval can take a long time and be very expensive, and even after a long and expensive process there is no guaranty that approval will be given. If approvals cannot be obtained the value of the real estate could go down and Investors could lose some or all of their money.

GOVERNMENTAL REGULATION: In addition to zoning approval, any development project will require the approval of numerous government authorities regulating such matters as density levels, the installation of utility services such as water and waste disposal, and the dedication of acreage for open space, parks, schools, and other community purposes. Governmental authorities have imposed impact fees as a means of defraying the cost of providing certain governmental services to developing areas and the amount of these fees has increased significantly during recent years. Many state laws require the use of specific construction materials which reduce the need for energy consuming heating and cooling systems. Local governments also, at times, declare moratoriums on the issuance of building permits and impose other restrictions in areas where sewage treatment facilities and other public facilities do not reach minimum standards. All of these regulations will impose costs and risks on our Projects.

LACK OF REPRESENTATIONS AND WARRANTIES FROM SELLERS. The Company might invest in projects where the seller of the real estate made limited or no representations and warranties concerning the condition of the real estate, the status of leases, the presence of hazardous materials or hazardous substances, the status of governmental approvals and entitlements, and other important matters. If we fail to discover defects through our own due diligence review but discover them only after the project has bene acquired and the Company has made its investment, we may have little or no recourse against the sellers.

INCOMPLETE DUE DILIGENCE:  The Manager or an affiliate of the Manager will perform “due diligence” on each project, meaning we will review available information about the project, its current zoning, the surrounding community, and other information we believe is relevant. As a practical matter, however, it is simply impossible to review all of the information about a given piece of real estate (or about anything) and there is no assurance that all of the information we have reviewed is accurate. For example, sometimes important information is hidden or unavailable, or a third party might have an incentive to conceal information or provide inaccurate information, or we might not think of all the relevant information, or we might not be able to verify all the information we review. It is also possible that we will reach inaccurate conclusions about the information we have reviewed. Due diligence is as much an art as it is a science, and there is a risk that, especially with the benefit of hindsight, our due diligence will turn out to have been incomplete or inadequate.

PRICING OF ASSETS: The success of the Company and its ability to make distributions to Investors depends on the Manager’s ability to gauge the value of real estate assets. Although the Manager and its principals are experienced real estate investors and will rely on various objective criteria to select properties for investment, including, in all or almost all cases, third-party appraisals, ultimately the value of these assets is as much an art as a science, and there is no guaranty that the Company and its advisors will be successful.

AMERICANS WITH DISABILITIES ACT:  Under the Americans with Disabilities Act (the “ADA”), public accommodations must meet certain federal requirements related to access and use by disabled persons. Some (although not all) of the projects in which the Company invests will be “public accommodations,” and complying with the ADA and other similar laws will make those projects more expensive to build and maintain than they would have been otherwise. Furthermore, it is possible that the ADA could be extended by law or regulation, requiring existing projects to be retrofitted at great expense.

DIFFICULTY ATTRACTING BUYERS AND TENANTS: Some of the projects in which the Company invests could involve the construction of houses, with the expectation that the houses will be sold once construction is complete. Other projects will involve the construction of multifamily apartment communities, with the expectation that the apartments will be leased to tenants once construction is complete. In either situation, the projects will be built on “spec,” meaning that we will not have a buyer for the house or tenants for the apartments at the time construction begins. Depending on market conditions, we might experience difficulty finding a buyer or tenants, with adverse effects on the profitability of the project.

NON-PAYING TENANTS: In rental projects, some tenants might simply refuse to pay rent. Others might experience financial difficulties that make it impossible to pay rent. Although we would ultimately have the legal right to evict a nonpaying tenant and recover our damages, eviction proceedings can be long and expensive. Moreover, if a tenant is unable to pay rent, it is unlikely we could recover the damages due to us.

LOWER THAN EXPECTED OCCUPANCY LEVELS AND/OR RENTS: There is no guaranty that our projects will achieve or sustain the occupancy or rent levels anticipated by our financial models. For example, the pandemic has called into question the need for and the value of office space, possibly creating downward pressure on commercial valuations. Competition, especially from newer buildings with greater amenities, could have the same effect.

CONSTRUCTION RISKS: Most or all of the projects in which the Company invests will involve substantial renovation of existing properties or construction of new properties. No matter how carefully we plan, the construction process is notorious for cost overruns and delays. If the construction of a project ended up costing significantly more than we had budgeted, or took significantly longer to complete than forecast, or were done improperly, the profitability or even the viability of the project could suffer.

SUPPLY CHAIN INTERRUPTIONS:  Our ability to timely and efficiently complete construction of our projects and in turn deliver financial returns to our Investors relies in large part upon our ability to have access to affordable building materials on a consistent and timely basis. Since the onset of COVID-19, however, the construction industry as a whole has regularly faced significant disruptions to its supply chains as a result of labor market and production chain disruptions which have sometimes caused shortages in the supply of building materials or unprecedented increases in the price of acquiring such materials. Should such a situation occur in the future, we may not be able to complete construction of our projects in a timely manner if we are able to at all. Obviously, that would have a significant negative effect on the Company’s bottom line, and in turn the returns we provide our Investors.

ENVIRONMENTAL RISKS: The Manager or its affiliates will conduct typical environmental testing on each project to determine the existence of significant environmental hazards. However, it is impossible to be certain of all the ways that a given piece of real estate has been used, raising the possibility that environmental hazards could exist despite our environmental investigations. Under federal and state laws, moreover, a current or previous owner or operator of real estate may be required to remediate any hazardous conditions without regard to whether the owner knew about or caused the contamination. Similarly, the owner of real estate could become subject to common law claims by third parties based on damages and costs resulting from environmental contamination. The cost of investigating and remediating environmental contamination can be substantial, even catastrophic. The existence of an environmental hazard could therefore present direct or indirect risks to the Company.

LACK OF DIVERSIFICATION: Some of the projects in which the Company invests will probably be concentrated around Phoenix because that’s where our Manager are located. Therefore, the Company’s portfolio of real estate assets will be relatively undiversified geographically. Portfolio theory suggests that greater diversification reduces risk, and therefore investors considering an investment in the Company should also consider investments that would, in effect, lead to a better-diversified total portfolio.

DIFFICULTY OF RAISING CAPITAL:  Although the Company hoped initially to raise as much as $75,000,000 from the Offering, it has raised only slightly more than $4,600,000 in the 30+ months since the Offering was qualified. The less capital the Company raises, the more difficult it will be to execute the business plan, and the less diversification for Investors.

INABILITY TO IMPLEMENT LIQUIDITY TRANSACTIONS: We will typically aim to invest in projects that can be liquidated (i.e., sold) within approximately five years. However, there is no guarantee that we will be able to successfully pursue a liquidity event with respect to any of our projects. Market conditions may delay or even prevent the Manager from pursuing liquidity events. If we do not or cannot liquidate our real estate portfolio, or if we experience delays due to market conditions, this could delay Investors’ ability to receive a return of their investment indefinitely and may even result in losses.

NEED FOR ADDITIONAL CAPITAL: The real estate industry is capital-intensive, and the inability to obtain financing could limit our growth. We may need to raise more money in the future so we can continue to acquire and operate projects. In addition, we might need to raise money to make capital improvements required by law or by market conditions, or for other purposes. There is no guarantee that funding will be available to us when we need it, or on terms that are not adverse to your interests. If we cannot raise additional funding when needed, our operations and prospects could be negatively affected.

RISK OF DILUTION: If we raise additional capital in the future by issuing equity interests in the Company, your ownership interest would be diluted.

FUTURE SECURITIES COULD HAVE SUPERIOR RIGHTS: The Company might issue securities in the future that have rights superior to the rights associated with the Class A Investor Shares. For example, the holders of those securities could have the right to receive distributions before any distributions are made to Investors, or distributions that are higher, dollar for dollar, than the distributions paid to the holders of the Class A Investor Shares, or the right to receive all their money back on a liquidation of the Fund before the holders of the Class A Investor Shares receive anything.

SEC REGULATION AND OVERSIGHT: This Offering is being conducted pursuant to Regulation A.  Regulation A allows the offer and sale of unregistered securities (that is, securities that have not been fully registered with the SEC under section 5 of the Act) if, and only if, specific requirements are met. We are confident that this Offering satisfies the requirements of Regulation A.  However, the SEC oversees all Regulation A offerings; as such, the SEC has the authority to suspend (temporarily or permanently) any Regulation A offering if it suspects or determines that there have been material violations of Regulation A’s requirements. Were that to happen, the Company’s ability to raise additional capital (under either Regulation A or other provisions of the federal securities laws) could be substantially impaired or even precluded completely.

LONG TERM INVESTMENT: The Company plans to continue operating for at least 10 years. Furthermore, the Company currently expects that when and if assets are sold during that 10-year period, the proceeds will be reinvested in additional assets rather than distributed to Investors. Hence, prospective Investors should view the Company as a very long-term investment.

RISKS ASSOCIATED WITH LEVERAGE: We intend to borrow money to finance most or all of the projects in which the Company investors. While debt financing can improve returns in a good market, it carries significant risks in a bad market and therefore increases our vulnerability to downturns in the real estate market or in economic conditions generally. There is no guaranty that we will generate sufficient cash flow to meet our debt service obligations, and we may be unable to repay, refinance or extend our debt when due. We may also give our lender(s) security interests in our assets as collateral for our debt obligations. If we are unable to meet our debt service obligations, those assets could be foreclosed upon, which could negatively affect our ability to generate cash flows to fund distributions to Investors. We may also be required to sell assets to repay debt and may be forced to sell at times that are unfavorable to the Company, which would likewise negatively affect our ability to operate successfully.

UNINSURED LOSSES: The Manager or an affiliate of the Manager will try to ensure that each project carries adequate insurance coverage against foreseeable risks. However, there can be no assurance that our insurance will be adequate, and insurance against some risks, like the risk of earthquakes, floods, droughts, and/or wildfires might be unavailable altogether or available at commercially unreasonable rates or in amounts that are less than the full market value or replacement cost of the underlying properties. Hence, it is possible that a project would suffer an uninsured loss, resulting in a loss to the Company and Investors.

LIABILITY FOR PERSONAL INJURY: As the owner of rental real estate, the Company will face significant potential liability for personal injury claims (e.g., “slip and fall” injuries). Although the Company expects to carry insurance against potential liability in amounts, we believe are adequate, it is possible that the Company could suffer a liability in excess of its insurance company.

BROAD INVESTMENT STRATEGY: The Manager has broad discretion to choose projects. An Investor might prefer a more focused strategy.

LOSS OF UNINSURED BANK DEPOSITS: Any cash the Company has on hand from time to time will likely be held in regular bank accounts. While the FDIC insures deposits up to a specified amount, it is possible that the amount of cash in the Company’s account would exceed the FDIC limits, resulting in a loss if the bank failed.

POTENTIAL LIABILITY TO RETURN DISTRIBUTIONS:  Under some circumstances, Investors who received distributions from the Company could be required to return some or all of those distributions. However, Investors generally will not be liable for the debts and obligations of the Company beyond the amount they paid for the Class A Investor Shares.

LIMITED LIABILITY OF MANAGER:  Under the Company’s Limited Liability Company Agreement, the grounds for which an Investor may sue the Manager is very limited. For example, the Limited Liability Company Agreement waives all fiduciary obligations of the Manager. This means that except in rare circumstances, you will not be able to sue the Manager even if the Manager makes mistakes and those mistakes cost you money.

RELIANCE ON MANAGEMENT:  The success of the Company depends almost exclusively on the abilities of its current management team. If any of these individuals resigned, died, or became ill, the Company and its Investors could suffer.

CONFLICTS OF INTEREST: The interests of the Manager could conflict with the interests of Investors in a number of important ways, including these:

•The interests of Investors might be better served if our management team devoted its full attention to the business of the Company. Instead, our team will manage a number of different projects.

•The Manager and its affiliates might not invest significant equity in the Company or in the projects in which the Company invests. If they do not, their economic interests could be in conflict with the interests of Investors.

•Members of our management team have business interests wholly unrelated to the Company and its affiliates, all of which require a commitment of time.

•It is possible that our Manager will be involved with real estate projects that are competitive with the Company’s project, directly or indirectly.

•You might want the Company to distribute more money, while the Company might prefer to reinvest it back into the business.

•You might wish a property would be sold so you can realize a profit from your investment, while management might want to continue operating the property.

•The Manager will not participate in the profits of the Company. Instead, all of its compensation will be in the form of fees. In this sense the interests of the Manager are not aligned with, and could conflict with, the interests of Investors.

•The fees to be paid by the Company to the Manager and its affiliates were established by the Manager and were not negotiated at arm’s length.

•The lawyers who prepared the Limited Liability Company Agreement, the Investment Agreement, and this Offering Circular represent us, not you. You must hire your own lawyer (at your own expense) if you want your interests to be represented.

WAIVER OF JURY TRIALS:  Our Investment Agreement and our LLC Agreement both require that each Investor waive the right to a trial by jury in the event of a dispute. Instead, all such disputes will be tried before a judge or arbitrator. This provision could be unfavorable to an Investor to the extent a judge or an arbitrator would be less likely than a jury to find in favor of the Investor. However, this limitation does not apply to claims arising under the Federal securities laws. In addition, it is possible that a judge would find this provision unenforceable and grant a jury trial to an Investor.

FORUM SELECTION:  Our Investment Agreement and our LLC Agreement both provide that any dispute arising from the purchase of Class A Investor Shares will be handled solely in the state or federal courts located in Wilmington, Delaware. This provision could be unfavorable to an Investor to the extent a court in a different jurisdiction would be more likely to find in favor of an Investor or be more geographically convenient to an Investor. It is possible that a judge would find this provision unenforceable and allow an Investor to file a lawsuit in a different jurisdiction.

LIMITATION ON RIGHTS IN LLC AGREEMENT:  The Company’s Limited Liability Company Agreement limits your rights in several important ways, including these:

•The LLC Agreement significantly curtails your right to bring legal claims against management.

•The LLC Agreement limits your right to obtain information about the Company and to inspect its books and records.

•Investors can remove the Manager only in very limited circumstances, even if you think the Manager is doing a bad job.

•The Manager is allowed to amend the LLC Agreement in certain respects without your consent.

•The LLC Agreement restricts your right to sell or otherwise transfer your Class A Investor Shares.

•The LLC Agreement gives the Manager the right to buy back your Class A Investor Shares without your consent if the Manager determines that (i) the Company would otherwise become subject to the Employee Retirement Income Security Act of 1974 (after referred to as “ERISA”), or (ii) you have engaged in certain misconduct.

•The LLC Agreement provides that all disputes will be conducted in Wilmington, Delaware.

LIMITATIONS ON RIGHTS IN INVESTMENT AGREEMENT:  To purchase a Class A Investor Shares, you are required to sign our Investment Agreement. The Investment Agreement would limit your rights in several important ways if you believe you have claims against us arising from the purchase of your Class A Investor Shares:

•Any claims arising from your purchase of Class A Investor Shares, or the Investment Agreement must be brought in the state or federal courts located in Wilmington, Delaware, which might not be convenient to you.

•You would not be entitled to a jury trial.

•You would not be entitled to recover any lost profits or special, consequential, or punitive damages.

•If you lost your claim against us, you would be required to pay our expenses, including reasonable attorneys’ fees. If you won, we would be required to pay yours.

LIMITS ON TRANSFERABILITY:  There are several obstacles to selling or otherwise transferring your Class A Investor Shares:

•There will be no established market for your Class A Investor Shares, meaning you could have difficulty finding a buyer.

•Under the Limited Liability Company Agreement, the Class A Investor Shares may not be transferred in some circumstances.

•If you want to sell your Class A Investor Shares, you must first offer it to the Manager.

•Under the Limited Liability Company Agreement, the Class A Investor Shares may not be transferred if the Manager determines that the transfer could jeopardize the status of the Fund as a REIT.

•To qualify as a REIT, the Limited Liability Company Agreement limits the amount of the Fund that any one person may own, which may restrict your ability to sell Class A Investor Shares to others who have invested in the Fund.

Taking all that into account, you should plan to own your Class A Investor Shares indefinitely.

RISK FROM LATE FILING OF THIS AMENDMENT:  The Offering was “qualified” by the SEC on January 9, 2023. Rule 252(f)(2)(i) of Regulation A requires issuers to file a post-qualification amendment at least every 12 months after the qualification. Hence, this Amendment should have been filed by January 8, 2024. The Company has issued 21,385 Class A Investor Shares since January 8, 2024 for aggregate consideration of $2,138,500. Those investors might claim that because the Amendment had not been filed, their Class A Investor Shares were issued improperly, and seek to force the Company to refund their money (recission) or claim damages.

REDUCED DISCLOSURE REQUIREMENTS UNDER THE JOBS ACT: The Class A Investor Shares are being offered pursuant to Tier 2 of Regulation A issued by the SEC, as amended pursuant to the Jumpstart Our Business Startups Act of 2012 (known as the “JOBS Act”). Regulation A does not require us to provide you with all of the information that would be required in a registration statement in connection with an initial public offering (IPO) of securities. As a Regulation A issuer, we are also not subject to the same level of ongoing reporting obligations as a typical public reporting company, including, but not limited to, many of the disclosure requirements applicable to public reporting companies under the Securities Exchange Act of 1934.

WE ARE NOT SUBJECT TO THE CORPORATE GOVERNANCE REQUIREMENTS THAT APPLY TO COMPANIES LISTED ON A NATIONAL EXCHANGE:  Companies whose securities are listed on a national stock exchange (for example, the New York Stock Exchange) are generally subject to a number of rules about corporate governance that are intended to protect investors. For example, the major U.S. stock exchanges require listed companies to have an audit committee made up entirely of independent members of the board of directors (i.e., directors with no material outside relationships with the company or management), which is responsible for monitoring the Company’s compliance with the law. As of the date of this Offering Statement, neither the Class A Investor Shares nor any other securities of the Company are listed on a national exchange, and it is likely that our securities will never be listed on a national exchange. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of a national exchange.

REGULATION AS AN INVESTMENT COMPANY: If the Company were treated as an “investment company” under the Investment Company Act of 1940, we would be required to comply with a number of special rules and regulations and incur significant cost doing so. In addition, if it were determined that the Company had operated as an investment company without registering as such, we could be subject to significant penalties and, among other things, any contracts the Company had entered into could be rendered unenforceable. As described in “INVESTMENT COMPANY ACT LIMITATIONS.” We intend to conduct our business so that we are not treated as an investment company. However, we might not be successful.

FAILURE TO SATISFY CONDITIONS OF REIT; TAXES ON REITS:  The Company has made an election to be taxed as a real estate investment trust, or “REIT,” under Sections 856 through 860 of the Internal Revenue Code (the “Code”) for purposes of federal income taxes. To qualify as a REIT, the Company must satisfy a number of criteria, both now and on an ongoing basis. Should the Company fail to satisfy any of these criteria, even inadvertently, it could become subject to penalty taxes and/or lose its REIT status altogether, which would make the Company subject to federal income tax and thereby reduce the returns to investors substantially. Further, even if it maintains its REIT status, the Company could be subject to various taxes in some situations. While the Company relies on guidance from tax advisors and operate its business accordingly, there is no guaranty that it will be able to avoid taxes and maintain its qualification as a REIT.

REIT REQUIREMENTS COULD RESTRICT ACTIONS:  REITs are subject to a 100% tax on income from “prohibited transactions,” which include sales of assets that constitute inventory or other property held for sale in the ordinary course of a business, other than foreclosure property. This 100% tax could impact our desire to sell assets and other investments at otherwise opportune times if we believe such sales could be considered a prohibited transaction.

REQUIRED DISTRIBUTIONS: As a REIT, we generally must distribute 90% of our annual taxable income to our investors. From time to time, we might generate taxable income greater than our net income for financial reporting purposes from, among other things, amortization of capitalized purchase premiums, or our taxable income might be greater than our cash flow available for distribution to our stockholders. If we do not have other funds available in these situations, we might be unable to distribute 90% of our taxable income as required by the REIT rules. In that case, we would need to borrow funds, sell a portion of our investments, potentially at disadvantageous prices, or find another alternative source of funds. These alternatives could increase our costs or reduce our equity and reduce amounts to invest in real estate assets and other investments. Moreover, the distributions received by our stockholders in such an event could constitute a return of capital for federal income tax purposes, as the distributions would be in excess of our earnings and profits.

FEDERAL AND STATE INCOME TAXES AS A REIT: Even if the Company qualifies and maintains its qualification as a REIT, it may be subject to federal income taxes and related state taxes. For example, if we have net income from a “prohibited transaction,” such income will be subject to a 100% tax. The Company may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. The Company may also decide to retain income it earns from the sale or other disposition of its property and pay income tax directly on such income. In that event, the Company’s investors will be treated as if they earned that income and paid the tax on it directly. However, shareholders that are tax-exempt would have no benefit from their deemed payment of such tax liability. The Company may also be subject to state and local taxes on its income or property. Any federal or state taxes paid by the Company will reduce the Company’s operating cash flow and cash available for distributions.

FIRPTA TAX ON NON-U.S. SELLERS:  A non-U.S. Investor who sells Class A Investor Shares for a gain would generally be subject to tax under the Foreign Investment in Real Property Tax Act (FIRPTA) if the Fund does not qualify as a “domestically controlled REIT,” meaning a REIT in which less than 50% of the value of the outstanding shares are owned by non-U.S. persons. We intend to qualify as a domestically controlled REIT, but there can be no assurance we will always do so.

BREACHES OF SECURITY: It is possible that our systems would be “hacked,” leading to the theft or disclosure of confidential information you have provided to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, we and our vendors may be unable to anticipate these techniques or to implement adequate defensive measures.

THE FOREGOING ARE NOT NECESSARILY THE ONLY RISKS OF INVESTING
PLEASE CONSULT WITH YOUR PROFESSIONAL ADVISORS

OUR COMPANY AND BUSINESS

Overview

The Company was formed to invest in multifamily real estate projects in and around metropolitan areas. We expect to invest approximately 75% of the Company’s portfolio in stabilized multifamily real estate with stable cash flows and approximately 25% in a combination of existing multifamily projects where we believe we can add significant value (often referred to as “value-add” opportunities) and ground-up multifamily projects.

Management

The Company is managed by Neighborhood Management LLC, an Arizona limited liability company, which we refer to as the “Manager.” The LLC Agreement generally gives the Manager exclusive control over all aspects of the Company’s business. Other members of the Company, including Investors who purchase Class A Investor Shares in the Offering, generally have no right to participate in the management of the Company.

There is only one exception to this rule: the owners of the Class A Investor Shares may, in some situations, remove the Manager for cause. For more information, see “SUMMARY OF OUR LLC AGREEMENT AND AUTHORIZING RESOLUTION – MANAGEMENT.”

LLC Agreement

The Company is governed by a Limited Liability Company Agreement dated September 9, 2022 (the “LLC Agreement”). A copy of the LLC Agreement is attached as Exhibit 1A-2B.

Investment Strategy

The Company intends to invest in the following types of multifamily projects:

•Projects that are stabilized and produce positive cash flow – typically turn-key properties (“Type A Projects”); and

•Existing projects where we believe we can add significant value and ground-up projects – typically properties in need of development and construction (together, “Type B Projects”).

The Company plans to invest approximately 80% of its capital in Type A Projects and 20% in Type B Projects.

All investments in Type B Projects will be made in the form of “mezzanine debt.” By that we mean loans with the following characteristics:

•Unsecured

•A term of 2-3 years

•An interest rate of approximately 9-15% based on current market conditions which are reviewed quarterly

Mezzanine loans may also be made to Type A Projects.

Mezzanine loans will not make up more than 20% of our total assets.

We plan to acquire 10 - 15 Type A Projects and hold them for 10 years or more. We intend to acquire projects that will yield an annual cash-on-cash return of between 5% and 7% and appreciate in value by approximately 4% per year.

The Company’s overall strategy is:

•Identify properties that are producing strong cashflow in the Company’s target markets;

•Purchase and maintain properties while increasing rents to match the market rates and optimize cash flow; and

•Participate in value-add and ground-up projects with strong projected internal rates of return.

The Company might also purchase, build, or invest in other kinds of properties, beyond multifamily properties, so long as such properties are generating positive cash flow or can be made to generate positive cash flow once built and stabilized.

The UpREIT Structure and NV REIT Partnership LLC

The Company formed a new entity, NV REIT Partnership LLC, a Delaware limited liability company (the “Partnership”). The Partnership is governed by a Limited Liability Company Agreement dated June 5, 2024 (the “Partnership LLC Agreement”). A copy of the Partnership LLC Agreement is attached as Exhibit 1A-2D.

The Partnership was formed to invest in and hold the Company’s investments in Type A Projects. To that end, the Company has transferred all its Type A Projects to the Partnership and expects to acquire all future Type A Projects in the Partnership, rather than in the Company itself. This structure, where a real estate investment trust owns assets through an entity it controls, is often referred to as an “UpREIT” structure, an acronym for “Umbrella Partnership Real Estate Investment Trust.” The Company will acquire Type B Projects in its own name, rather than through the Partnership.

The Company serves as the sole manager of the Partnership and holds a special class of its stock, as discussed below.

Section 721 of the Internal Revenue Code allows an owner of real estate to transfer the real estate to the Partnership in exchange for shares in the Partnership, tax-free. For example, suppose Ms. Smith has owned an apartment complex for 35 years. She is tired of managing the complex herself yet is reluctant to sell because of the tax liability she would incur. Code section 721 allows Ms. Smith to transfer the apartment complex to the Partnership without paying tax. The Partnership will also take management responsibility off her hands and allow her to diversify her real estate holdings.

The tax treatment afforded by Code section 721 is, in fact, the driving force behind the UpREIT structure.

The Partnership currently has three types of ownership interests:

•Class A Shares:  Class A Shares will be owned by anyone (other than the Company) who contributes real estate or money to the Partnership. Note that these are different from the Class A Investor Shares offered in this Offering.

•Class B Shares:  Class B Shares will be owned only by the Company.

•Class C Shares:  Class C Shares will be owned only by our Manager, Neighborhood Management LLC.

Distributions from the Partnership, as more fully described in the Partnership LLC Agreement, will flow in a similar manner as distributions from the Company, and will fall into two categories: distributions attributable to the net cash flow of the Partnership from day-to-day operations, if any; and distributions attributable to the sale or refinancing of a Type A Project owned by the Partnership.

The operating cash flow will be first distributed to those members who have contributed money or capital (the “Contributing Members”), which includes the Company, until they have received a cumulative, non-compounded 6% return on their contributions. Thereafter, the cash flow will be distributed 80% to the Contributing Members and 20% to Neighborhood Management LLC.

The proceeds from a sale or refinancing of a Type A Project will be first distributed to the Contributing Members until they have received that same 6% return, then to Contributing Members until they have received a complete return on their invested capital. Any remaining proceeds will be distributed 80% to the Contributing Members, and 20% to the Company and Neighborhood Management LLC.

At any time, an owner of the Partnership’s Class A Shares may exchange those Class A Shares for Class A Investor Shares of the Company. The exchange would be made based on the fair market value of both securities at the time.

Owners of the Company’s Class A Investor Shares, the security being offered in this Offering, will receive exactly the same distributions via the Partnership as if the properties were owned directly by the Company.

Due Diligence Process

When the Company identifies a property that meets its investment criteria, the Manager reviews all financials available. These financials include all current leases, tenant rolls, income and expenses. The Manager partners with appropriate inspectors and walks the property. Together, they determine the physical condition of the property and attain a property valuation. The Company examines the property’s history of leases, renovations, repairs, the overall condition of the property, and reviews the environmental impact potential renovations may have in the area.

The Company compares the property to other similar properties in the market to determine potential value growth. Other features the Company examines when evaluating a potential property is the walkability of the property/neighborhood, the property’s proximity to shopping, employment centers, the quality of its school districts, and the crime rates within its neighborhoods.

Once the Manager has completed the due diligence process listed above, we secure the necessary financing to purchase the property and act as signor on behalf of the Company.

Investment Parameters

Geographically, we intend to focus on core and core+ areas that are walkable, near employment centers, and public transportation. Downtown areas are prime locations for such investments. These features can attract our target tenant demographic.

The multifamily market consists of three building sizes:  small, medium, and large. Small buildings, ranging from 4 - 50 units, are usually purchased by individual buyers. Large buildings typically consist of at least 200 units and are often purchased by institutional buyers. We plan to invest in medium buildings ranging from 50 - 200 units. This market  is typically too expensive for an individuals and too small for institutions.

Geographic Focus

Projects will be located in the Mountain West region and the Sunbelt states, AZ, NV, UT, CO, ID, TX, GA, FL, NC, SC, TN, LA, AL, MS. Target areas are popular migration states due to relative affordability compared to other popular areas such as New York, Illinois, and California.

Use of Leverage

We expect to borrow money to buy and/or renovate projects. For Type A projects we expect a loan-to-value ratio of approximately 55% to 65%, and for Type B projects a loan-to-value-as-completed ratio of approximately 65% to 75%.

The Multifamily Market

The National Multifamily Housing Council and National Apartment Association shared that the United States would need approximately 4.3 million new apartments by 2035 to meet the rising demand for housing. One contributing factor in the current supply/demand imbalance was the 2008 recession, which significantly slowed new building projects.2

Another more recent and significant factor is the move to remote work as a result of the Covid-19 pandemic. The workforce gained the ability to move to different areas while continuing to access employment opportunities from population hubs such as New York, Chicago, and Los Angeles. This sparked massive migration patterns to states that offer a higher quality of life with a lower cost of living.

Millennials, the largest generation in U.S. history, are driving multifamily occupancy retention by prioritizing flexible luxury lifestyles over settling down and beginning families. According to Apartment List’s 2022 Millennial Homeownership Report, one in four millennials (or approximately 18 million people) indicated that they planned to be “forever renters.”3

Inflation and high interest rates minimize competition from smaller companies in the multifamily market. Housing shortages will continue to drive multifamily demand and high occupancy rates, even as rents rise, making it a stable asset for investors as noted by 3rd party expert ABI Multifamily.

The Competitive Landscape

We compete with many other entities engaged in real estate investment activities. These included individuals, corporations, banks, insurance company investment accounts, other REITs, private real estate funds, and other entities engaged in real estate investment activities. This market is competitive and rapidly changing. We expect competition to persist and intensify in the future, which could harm our ability to increase the volume raised on our platform.

Competition could result in reduced fees, reduced volume, or the failure to achieve/maintain acceptance in a widespread market. We may experience new competition in the future from more established companies that may possess substantial financial resources, established distribution channels, and large, existing customer bases. If any of these companies or any major financial institution decided to enter the online investment business, acquire on of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised, and our operating results could be harmed.

2 https://www.globest.com/2022/07/28/the-us-will-need-more-than-4m-new-apartments-by-2035/

3 https://www.apartmentlist.com/research/millennial-homeownership-2022

Most of our current or potential competitors have significantly more financial, marketing, technical, and other resources than we do. They may be able to devote greater resources to the development, promotion, sale, and support of their platforms and distribution channels. Larger real estate programs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable properties may increase. Any such increase would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties and other investments, our profitability will be reduced, and you may experience a lower return on your investment.

Our potential competitors may also have more extensive customer bases, broader customer relationships than we have, greater brand recognition, and longer operating histories. These competitors may be better able to develop new products, and respond quickly to new technologies, and to undertake more extensive marketing campaigns. The online real estate investing industry is driven by constant innovation. If the Company is unable to compete with such companies and meet the need for innovation, the demand could stagnate or substantially decline.

The Multifamily real estate market is prone to certain risks within the current market. These risks include an increased cost of building materials, supply chain demands, labor shortages, rising interest rates, and an increasing supply of Multifamily housing.

Our strengths include a management team with decades of experience, which created an expansive network that fuels the deal pipeline. The Company also has an in-house construction team which minimizes the need to compete for labor. The Company has direct access to the head of multiple suppliers which allows our team to have priority selection on supplies.

The Company also plans to expand its investment criteria. Potential projects may include building ground-up multifamily projects and purchasing properties with higher unit quantities. The Company may take this opportunity to expand its deal pipeline across the Mountain West, and Sunbelt Markets.

Allocation of Projects Among the Company and Other Entities

The Manager might form other entities in the future with investment criteria and goals similar to those of the Company. Having done so, the Manager might identify a project appropriate for both the Company and the new entity. To decide the best fit, and whether the Company or the other entity purchases the project, the Manager would consider the following factors, among others:

•Geographic Markets: If we already have a number of properties in Y market for Company A, we may instead put the “New Property” located in Y market into Company B.

•Risk: We will balance the weight of each company’s portfolio with high risk/reward and low risk/consistent return properties.

•Type of property: If Company A has more commercial buildings than Company B, we may put the next commercial building in Company B.

•Size of the Property: If Company A has larger buildings than Company B, we may choose to add a larger building, or multiple smaller buildings, to Company B.

•Quality of the property: If Company A has a balanced range of high/mid quality properties, we may choose to add a high or mid quality property to Company B for balance.

•Potential Return: If Company A has a larger proportion of potential high return properties, we may choose to add the upcoming potential high return property to Company B.

If, in the end, a new project makes equal sense in either the Company or another entity controlled by the Manager, it is also possible that multiple portfolios will invest.

Term of the Company

We intend to operate the Company in perpetuity.

PAST PERFORMANCE: OUR TRACK RECORD SO FAR

Other Programs of the Manager

Narrative Summary

The Manager was launched in 2017. Over the last seven years, the Manager or its affiliates have acted as the sponsor of or made investments in 15 real estate investment opportunities, each of which we refer to as a “Program.” In the aggregate, the Programs have raised approximately $21,340,000 from approximately 2066 investors and purchase property with an aggregate price of approximately $45,240,000. None of the Programs has:

•Been registered under the Securities Act of 1933;

•Been required to report under section 15(d) of the Securities Exchange Act of 1934; or

•Had a class of equity securities registered under section 12(g) of the Securities Exchange Act of 1934.

All the Programs had investment objectives similar to those of the Company, in the sense that all involved real estate, and all involved residential property (single-family homes, multifamily properties, etc.).

Seven of the Programs have completed the full project lifecycle, from raising funds, renovations, stabilization, and then sale. Each of these Programs paid a 12% preferred annual return to investors.

Six Programs are being stabilized, and two Programs are generating cash flow and paying distributions to investors.

Other than the impacts of the factors discussed in “RISKS OF INVESTING,” there have been no major adverse business developments or conditions experienced by any of these Programs that would be material to purchasers of the Class A Investor Shares.

Prior Performance Tables

Exhibit 1A-15.2 sets forth a series of tables we refer to together as the “Prior Performance Tables,” which provide more detailed information about Programs. There are six separate tables:

Table Number	Description	Programs Covered
Table I	This table summarizes the experience of the Manager raising and investing capital.	Programs the offering of which closed in the last three years.
Table II	This table summarizes the compensation paid to the Manager and its affiliates by the Programs.	Programs the offering of which closed in the last three years.
Table III	This table summarizes the operating results of the Programs.	Programs the offering of which closed in the last five years.
Table IV	This table summarizes the results of completed Programs.	Programs that have completed operations (no longer hold properties) in the last five years.
Table V	This stable summarizes sales of property by Programs.	Programs that have sold property within the last three years.
Table VI	This stable summarizes purchases of property by Programs.	Programs that have purchased property within the last three years.

The information presented in the Prior Performance Tables is as of December 31, 2024.

WHAT IS A REIT, ANYWAY?

The Company intends to be treated as a Real Estate Investment Trust, or “REIT.”

A REIT is just a tax concept: an entity that is treated as a corporation for Federal income tax purposes and satisfies an extensive list of requirements listed in section 856 of the Internal Revenue Code. These requirements include:

•The kinds of assets it owns

•The kind of income it generates

•Who owns it

•How much of its income it distributes to its owners

A REIT is not a function of securities laws. Thus, many REITs have “gone public” by offering their securities in offerings that are registered under the Securities Act of 1933, while many other REITs are still private. Some “public” REITs have registered their shares on a national securities exchange, allowing the shares to be publicly traded, while the shares of other “public” REITs are traded privately. There are very large REITs and very small REITs, and everything in between. Some REITs invest in one class of real estate assets, others invest in completely different classes of real estate assets (e.g., only mortgages), and still others invest in multiple classes of real estate assets. The only thing all these companies have in common, being REITs, is that they all satisfy the requirement in section 856 of the Code.

Why go through the headache of satisfying all those rules to become a REIT? Just taxes:

•If the Company were a regular limited liability company, not a REIT, then the income of the Company would be reported to Investors on Form K-1. Transferring the information from Form K-1 to his or her own personal tax return can be difficult and time-consuming.

•Conversely, if the Company were a corporation and did not qualify as a REIT, it would be subject to tax on its income at the corporate level, and investors would then be subject to tax again when the Company distributed its income, resulting in two levels of tax on the same income.

•As a REIT, the Company will not itself be subject to tax, and Investors will receive only a simple Form 1099 to report their income from the Company.

If you are interested, you can read much more detailed information about the tax treatment of REITs in “FEDERAL INCOME TAX CONSEQUENCES.”

The Company is a limited liability for purposes of state law but has elected to be treated as a corporation for federal income tax purposes. That’s what allows the Company to be treated as a REIT.

OUR ORGANIZATIONAL STRUCTURE

When Investors buy Class A Investor Shares, they are buying an interest in NV REIT LLC, which is a Delaware limited liability company that has made an election to be taxed as a corporation (and as a REIT) for Federal income tax purposes. We refer to that entity as the “Company.”

Apart from Investors, the only other owner of the Company today is Neighborhood Management LLC, an Arizona limited liability company, which we refer to as the “Manager.” The Manager controls all the aspects of the Company’s business and operations, including investment decisions (that is, deciding which properties to buy and sell and when to buy and sell them).

Of course, the Company could admit additional members in the future.

The Company, in turn, is an owner and the sole manager of NV REIT Partnership LLC, a Delaware limited liability company, which we refer to as the “Partnership.” See “TOUR COMPANY AND BUSINESS – THE UPREIT STRUCTURE AND NV REIT PARTNERSHIP LLC.”

OUR MANAGEMENT TEAM

Names, Ages, Etc.

Directors/Managers

Name	Position	Age	Term of Office	Approximate Hours Per Week If Not Full Time
Jamison Manwaring	CEO/Co-Founder*	43	Indefinite	Full Time
John Kobierowski	President of Real Estate/Co-Founder*	55	Indefinite	Full Time

*Mr. Manwaring and Mr. Kobierowski are officers of the Manager.

Significant Employees

Name	Position	Age	Term of Office	Approximate Hours Per Week If Not Full Time
Heidi Butler	Director of Finance	28	At Will	Full Time*
Heather Andrews	Property ManagerDe	44	At Will	Full Time*
Bart Diehl	Director of Investor Relations	28	At Will	Full Time*
Danny Parra	Construction Manager	55	At Will	Full Time*
Colby Butler	Tech Operations Analyst	28	At Will	Full Time*
Amanda Schwicht	Investor Relations Associate	29	At Will	Full Time*

* Employees are employed by the Manager rather than by the Company directly.

Business Experience

Jamison Manwaring

Jamison Manwaring is the Co-founder, Managing Partner, and CEO of Neighborhood Ventures, the owner of Neighborhood Management. He graduated from the University of Utah with a BS in Finance, and in 2020 he was selected as Phoenix Business Journal’s 40 under 40.

Jamison’s previous work experience includes being a technology analyst at Goldman Sachs, where he participated in over a dozen software IPO’s including Tableau, Alarm.com, and LifeLock. After which, he served as the Vice President of Investor Relations at LifeLock and assisted the company in its successful sale to Symantec in February of 2017.

John Kobierowski

John Kobierowski is the Co-founder, Managing Partner, and President of Real Estate at Neighborhood Ventures. He is also the CEO/President of ABI Multifamily and the owner of The Grid Works co-workspace in Uptown Phoenix. In 2020 he became a contributing member of the Forbes Real Estate Council.

John graduated from Arizona State University with a BS in Liberal Arts with a minor in Business focused on Engineer and Architecture. Over the course of his career, he has personally closed over 1,400 multifamily transactions, developed over 800 condominium units, and owned over 1,000 apartment units, homes, and condominiums.

Bart Diehl

Prior to joining the Neighborhood Ventures team, Bart used his legal and business expertise, as a business consultant, providing guidance and advice to a range of companies, from startups to established firms on issues pertaining to compliance, marketing, and sustainable growth. In addition to his consulting work, he decided to pursue his own entrepreneurial venture and launched a supplement line for high-quality supplements where he serves as Co-Founder today.

Bart obtained his Bachelor of Arts in Entrepreneurship from North Central College and obtained his Juris Doctorate from Thomas Jefferson School of Law.

Heidi Butler

Before joining Neighborhood Ventures, Heidi was a Keynote Speaker in a national conference about improving education in our public schools. She studied finance for 2 years at Brigham Young University–Idaho and is currently a student at Arizona State University majoring in Corporate Accounting.

During her time at Neighborhood Ventures Heidi has developed several departments and is now focused on overseeing accounting and operations within the company.

Heather Andrews

Prior to joining the Neighborhood Ventures team Heather studied Art History at Arizona State University and worked as a Research Assistant and Project Manager for an ASU Professor and Multimedia Artist. For the last 20 years, Heather built a career as a Household Manager & Executive Nanny for high-net-worth families primarily, based in New York City.

Within Neighborhood Ventures, Heather handles communications with investors to ensure a consistent standard of high-quality service. She has a deep understanding of investor needs and quickly collaborates with other members of the team for any elevated issues.

Danny Parra

Danny began construction with a remodeling company. During his time there, he ran the customer service department and later transitioned into the superintendent for that developer. He took the next 10 years to build his career as an independent contractor.

Since joining Neighborhood Ventures in 2018, he has taken the lead and has successfully renovated 10 of our projects. His drive and focus as a construction project manager have made him stand out as a core member of our tenured team.

Colby Butler

As the Tech Operations Analyst, Colby oversees and manages the rollout of our software programs. He manages all technical aspects within the company. His focus is to ensure a seamless experience for investors. He makes real-time adjustments to the coding so technical issues can be addressed and resolved. Colby has studied Computer Science and Web Coding and Designing at Brigham Young University of Idaho and in Phoenix, AZ.

Amanda Schwicht

Prior to Neighborhood Ventures, Amanda managed a variety of businesses. Her focus was on creating strategies to drive revenue and overall profitability. She handled multiple underperforming locations, tasked with creating sustainability and success in each store. She did so by creating training programs based on each person’s performance and supporting them as they worked with their clients.

At Neighborhood Ventures, she manages media production, output, and marketing analysis. She researches the current/upcoming trends in the market and adjusts the content/marketing to address the key interests of our current/potential investors.

Ownership of Related Entities

Mr. Manwaring and Mr. Kobierowski own 96% of Neighborhood Ventures, Inc., a Delaware corporation, which in turn is the parent entity of Neighborhood Management LLC, the Manager.

Family Relationships

Heidi Butler is the niece in law to Co-Founder, Jamison Manwaring, via Colby Butler, her spouse.

Colby Butler is the nephew of Co-Founder, Jamison Manwaring.

Legal Proceedings

Within the last five years, no Executive Officer or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been engaged in any criminal, bankruptcy, or any similar legal proceedings.

Neither the Company itself, nor any of the Manager, or any of their respective employees, officers, directors, managers, or members is, to the knowledge of the Company currently engaged in any material legal proceedings.

Neither the Company itself, nor any of the Manager, or any of their respective employees, officers, directors, managers, or members is, to the knowledge of the Company, currently the subject of any investigation or proceedings by any governmental authorities.

COMPENSATION OF MANAGEMENT

Overview

The people who run the Company make money from the Company in (only) three ways:

•They receive fees

•They invest alongside Investors and receive the same distributions as Investors

•They receive the Promoted Interest

All three forms of compensation are discussed below.

The Company itself does not have any employees or payroll. For example, Mr. Manwaring does not receive any salary, bonuses, or other compensation directly from the Company. Instead, all his compensation is paid from the fees paid to the Manager and from the Promoted Interest.

Fees

Type of Fee	Description and Amount
Reimbursement	The Manager will be entitled to reimbursement of all expenses paid in connection with the formation of the Company and this Offering.
Asset Management

The Manager will charge the Company an annual asset management fee equal to 2% of the aggregate capital accounts of Investors, paid monthly.

Estimate: The amount of the asset management fee will depend on how much capital is raised in the Offering. If the Company raised and deployed $10,000,000 in the Offering, the Manager would receive $200,000 per year. If the Company raised $50,000,000 in the Offering, the Manager would receive $1,000,000 per year. If the Company raised $75,000,000 in the Offering, the Manager would receive $1,500,000 per year. However, we cannot make a reasonable estimate at this time.

Acquisition of Property

Where the Company owns property directly or is the sole owner of an entity that owns property, the Manager will receive an acquisition fee equal to 2% of the total purchase price of each property.

Estimate: The amount of the acquisition fee will depend on the purchase price of assets by the Company. We cannot make a reasonable estimate today.

Disposition of Property

Where the Company owns property directly or is the sole owner of an entity that owns property, the Manager will receive a disposition fee equal to 0.5% of the total sale price of each property.

Where property is owned by an entity in which there is another financial partner – a joint venture – the Manager might be entitled to a similar disposition fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 0.5% disposition fee for direct investment). However, the Company’s share of the fee will not exceed 0.5% of the Company’s share of the total sale price.

Estimate: The amount of the disposition fee will depend on the selling price of assets by the Company and any joint ventures and, in the case of joint ventures, the terms our Manager negotiates with joint venture partners. We cannot make a reasonable estimate today.

Co-Investment

The Manager (and possibly the Manager’s other affiliates) might purchase Class A Investor Shares. If so, they will be entitled to the same distributions as other Investors.

Promoted Interest

As described in “SECURITIES BEING OFFERED – DISTRIBUTIONS,” the Manager is entitled to receive 20% of all distributions after Investors have received a 6% annual, non-compounded return on their invested capital and, in the case of distributions from capital transactions, a return of their capital.

How much money the Manager ultimately receives as a Promoted Interest therefore depends on a number of factors, including:

●How much capital is raised in the Offering;

●The investment returns the Company is able to achieve;

●When those returns are achieved (the Company might not achieve the same return every year);

●When the Company distributes money to Investors; and

●The amount of expenses the Company incurs.

Report to Investors

No less than once per year, the Company will provide Investors with a detailed statement showing:

•The fees paid to the Manager and its affiliates; and

•Any transactions between the Company and the Manager or its affiliates.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

Method of Accounting

The compensation described in this section was calculated using the accrual method of accounting.

Stages of Development

The stages of the Company’s organization, development, and operation, and the compensation paid by the Company to the Manager and its affiliates during each stage, are as follows:

Stage	Compensation
Organization	●Organization & Offering Expense Reimbursement ●Asset Management Fee
Acquisition	●Organization & Offering Expense Reimbursement ●Asset Management Fee ●Acquisition Fee
Operation	●Asset Management Fee ●Promoted Interest ●Disposition Fee ●Returns from Co-Investment
Liquidation	●Returns from Co-Investment ●Promoted Interest ●Disposition Fee

SECURITY OWNERSHIP OF MANAGEMENT

The limited liability company interests in the Company are denominated by 20,000,000 “Shares,” consisting of 1,000,000 “Common Shares” and 19,000,000 “Investor Shares.” The Manager has the authority to divide the 19,000,000 Investor Shares into one or more “classes,” by adopting one or more authorizing resolutions. The Manager adopted the Authorizing Resolution to create 750,000 Class A Investor Shares.

As of the date of this Offering Circular, the Manager owns 100% of the Common Shares.

VOTING RIGHTS OF OWNERS

Under the LLC Agreement, the Manager has full control over all aspects of the business of the Company. Investors will not be entitled to vote on any matter involving the Company or the Company, except that the owners of the Class A Investor Shares may, in some situations, remove the Manager for cause. For more information, see “SUMMARY OF OUR LLC AGREEMENT AND AUTHORIZING RESOLUTION – MANAGEMENT.”

TRANSACTIONS WITH RELATED PARTIES

The Company has entered into the following transactions with related parties:

•The Company expects to pay ABI Multifamily a 3-5% commission on the gross sales price of each real estate transaction. John Kobierowski is the co-founder and Senior Managing Partner of ABI Multifamily.

•The Company expects to pay Effortless VR LLC a 20-30% commission on any short-term rental income. The owner of Manager, Neighborhood Ventures, Inc., is a significant shareholder of Effortless VR LLC.

•In general, property management is expected to be handled by an unrelated third party which is paid 5-15% of rents collected. However, on November 29, 2023, Venture on Williams entered into a property management agreement with Venture Residences LLC, a related party, and replaced Sundial Real Estate (a third party PM servicer). At some point the Manager may bring all such services in-house to optimize operations and improve customer service.

•The Company has transferred all of its Type A Projects to the Partnership in return for the Partnership’s Class B Shares. The Partnership’s Class C Shares are all owned by the Manager.

•A Management Services Agreement with the Manager, attached as Exhibit 1A-6B.

If the Company enters into transactions with related parties in the future, we will file a Supplement to the Offering Circular. Any compensation paid by the Company to a related party shall be (i) fair to the Company, and (ii) consistent with the transaction that would be paid to an unrelated party.

By “related party” we mean:

•Any Director, executive officer, or significant employee of the Company or the Manager;

•Any person who has been nominated as a Director;

•Any person who owns more than 10% of the voting power of the Company; and

•An immediate family member of any of the foregoing.

SECURITIES BEING OFFERED

Description of Securities

We are offering to the public up to $75,000,000 of our Class A Investor Shares, which represent limited liability company interests in the Company. All of the rights and obligations associated with the Class A Investor Shares are set forth in:

•The LLC Agreement, which is attached as Exhibit 1A-2B;

•The Authorizing Resolution, which is attached as Exhibit 1A-2C.

Price of Class A Investor Shares

Currently, the Company is offering Class A Investor Shares at $100 per Class A Investor Share. During the term of this Offering, we may increase or decrease the price per Class A Investor Share to reflect changes in the value of our assets and the amount of our liabilities, which will be determined by the Manager in its sole and absolute discretion.

To determine the price of the Class A Investor Shares, the Manager would:

•First, the Manager would determine the fair market value of the Company’s assets, using appraisals and/or such other methods as the Manager may determine, including its own judgment.

•Second, the Manager would determine the amount of all the Company’s liabilities, including hypothetical sales commissions and other transactions costs that would be incurred if the Company sold all its assets.

•Third, the Manager would subtract the liabilities and expenses from the value of the assets. The result is the “Net Asset Value.”

•Fourth, the Manager would calculate the amount that would be distributed with respect to each Class A Investor Share if the Net Asset Value were distributed in accordance with the LLC Agreement.

Changes in the price of the Class A Investor Shares will be reflected in an amendment or supplement to this Offering Statement. At this time, the Manager cannot reasonably estimate when or how often it will amend the Offering price. Such amendments will depend upon numerous factors, including, but not limited to, (i) the amount of capital raised in this Offering, (ii) our ability to effectively deploy the capital we raise, (iii) the timing of actual asset acquisitions and dispositions by the Company, and (iv) the value of assets acquired or disposed of by the Company.

Voting Rights

Owners of the Class A Investor Shares – that is, Investors – will have no right to vote or otherwise participate in the management of the Company. Instead, the Company is managed by the Manager exclusively. However, under certain circumstances Investors have the right to remove the Manager for “cause.”

Distributions

Distributions will be governed by the Company’s LLC Agreement and by the Authorizing Resolution.

We divide distributions into two categories:

●Distributions of ordinary operating cash flow (for example, net income from the rental of a property, after expenses); and

●Distributions of the net proceeds from “capital transactions” like sales or refinancing of properties (“net proceeds” means the gross proceeds of the capital transaction, reduced by the expenses of the transaction, including repayment of debt).

Distributions of ordinary operating cash flow will be in the following order of priority:

●STEP ONE:  First, Investors will receive all the operating cash flow until they have received a 6% cumulative, non-compounded annual return on their invested capital. We refer to this as the “Preferred Return” of Investors.

●STEP TWO:  Second, any remaining operating cash flow will be distributed 80% to the Investors on a pro rata basis, and 20% to the owner of the Common Shares.

Distributions of the net proceeds from capital transactions will be made in the following order or priority:

●STEP ONE:  First, Investors will receive all the net proceeds until they have received their entire Preferred Return.

●STEP TWO:  Second, Investors will receive any remaining net proceeds to return an allocable portion of the capital they invested.

●STEP THREE:  Third, any remaining net proceeds will be distributed 80% to the Investors on a pro rata basis, and 20% to the owner of the Common Shares.

We expect to make distributions of ordinary operating cash flow, once available, on at least a monthly basis, i.e., twelve times per year. Distributions of the net proceeds from capital transactions will be made, if at all, upon the occurrence of a capital transaction. We expect to reinvest most, if not all, net proceeds from capital transactions for the foreseeable future.

How We Decide How Much To Distribute

To decide how much to distribute, we start with our revenues, which may include rental income, and then subtract our actual expenses, which may include items such as management fees (including fees to the Manager), bank fees, appraisal costs, insurance, commissions, marketing costs, taxes, legal and accounting fees, travel expenses, and fees paid to third parties. Finally, depending on the circumstances at the time, we decide how much should be held in reserve against future contingencies. The amount we distribute is therefore our revenue, minus our expenses, minus the reserve amount.

Withholding

In some situations, we might be required by law to withhold taxes and/or other amounts from distributions made to Investors. The amount we withhold will still be treated as part of the distribution. For example, if we distribute $100 to you and are required to withhold $10 in taxes, for our purposes you will be treated as having received a distribution of $100 even though only $90 was deposited in your bank account.

No Guaranty

We can only distribute as much money as we have. There is no guaranty that we will have enough money, after paying expenses, to distribute anything to Investors.

Transfers

Investors may freely transfer their Class A Investor Shares, but only after providing the Manager with written assurance that (i) the transfer is not required to be registered under the Securities Act of 1933, (ii) the transferor or the transferee will reimburse the Company for expenses incurred in connection with the transfer, and (iii) the transfer will not compromise the Company’s election to be taxed as a REIT for purposes of Federal income taxation.

An Investor who wants to sell Class A Investor Shares must first offer them to the Manager, who will have a “first right of refusal” to buy them.

Mandatory Redemptions

The Manager may require an Investor to sell his, her, or its Class A Investor Shares back to the Company:

•If the Investor is an entity governed by the Employee Retirement Income Security Act of 1974, Code section 4975, or any similar Federal, State, or local law, and the Manager determines that all or any portion of the assets of the Company would, in the absence of the redemption, more likely than not be treated as “plan assets” or otherwise become subject to such laws.

•If the Manager determines that the redemption would be beneficial in allowing the Company to retain its status as a REIT.

•If the Manager determines that (i) such Investor made a material misrepresentation to the Company; (ii) legal or regulatory proceedings are commenced or threatened against the Company or any of its members arising from or relating to the Investor’s interest in the Company; (iii) the Manager believes that such Investor’s ownership has caused or will cause the Company to violate any law or regulation; (iv) such Investor has violated any of his, her, or its obligations to the Company or to the other Members; or (ii) such Investor is engaged in, or has engaged in conduct (including but not limited to criminal conduct) that (A) brings the Company, or threatens to bring the Company, into disrepute, or (B) is adverse and fundamentally unfair to the interests of the Company or the other Members.

If an Investor’s Class A Investor Shares are purchased in this manner, the price will be equal to 90% of the amount such Investor would have received with respect to such Class A Investor Shares had the Net Asset Value been distributed in complete liquidation of the Company.

The purchase price will be paid by wire transfer or other immediately available funds.

Limited Right of Liquidity

An Investor who has owned his, her, or its Class A Investor Shares for at least one year may request that the Company purchase, or arrange for the purchase of, all or a portion of the Investor’s Class A Investor Shares. Redemption requests must be received between the first day of the first month of a calendar quarter (January 1st, April 1st, July 1st, and October 1st) and the third Friday of such month.

The Company will use reasonable commercial efforts to purchase, or arrange for the purchase of, the Class A Investor Shares by the end of the calendar quarter. If the Company is unable to purchase or arrange for the purchase of all the Class A Investor Shares specified by the end of such quarter then, subject to other limitations described below and instructions from the Investor to the contrary, the Company will purchase or arrange for the purchase of that number of Class A Investor Shares as it is able. The Investor may submit a redemption request for the remaining Class A Investor Shares during a subsequent redemption window.

If two or more requests are made during the same redemption window, available funds will be allocated on a pro rata basis.

However, the Manager may, in its sole discretion, give priority to requests submitted (i) by Investors who have contributed real estate to the Company; (ii) by the qualified retirement plans, including individual retirement accounts, of Investors who are required by law to take minimum distributions; or (iii) in other circumstances that the Manager determines call for priority.

The limited right of liquidity is subject to important limitations:

•The Company is not required to purchase or arrange for the purchase of shares if the Company determines, in its sole discretion, that it does not have sufficient cash to do so or that doing so would be adverse to the interests of the Company or its other Stockholders.

•The Company is not required to borrow money or dispose of assets.

•During any given calendar year the Company shall not be obligated to purchase or arrange for the purchase of more than 2% of the total number of shares of Class A Investor Shares issued and outstanding (although it may choose to do so in its sole discretion).

•The Delaware Limited Liability Company Act may limit the Company’s ability to repurchase shares. Under Section 18-607 of the Delaware Limited Liability Company Act, Delaware limited liability companies are generally prohibited from making distributions that would result in the company’s liabilities exceeding the fair value of its assets.

The purchase price of Class A Investor Shares repurchased pursuant to the limited right of liquidity will be the amount the Investor would have received with respect to such Class A Investor Shares had the Net Asset Value been distributed in complete liquidation of the Company, subject to a discount calculated as follows:

If the Investor Has owned His, Her, or Its Class A Investor Shares For:	The Discount Shall Be:
No redemptions can be made the first year.	_
More than one year but not more than two years.	3%
More than two years but not more than three years.	2%
More than three years.	1%

Each purchase of Class A Investor Shares shall also be subject to a transaction fee of One Hundred Ninety-Five Dollars ($195.00). The fee may be waived in the event of death or disability of the Investor.

LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST

As long as you’re at least 18 years old, you can invest in this Offering. But if you’re not an “accredited” investor, the amount you can invest is limited by law.

Under 17 CFR §230.501, a regulation issued by the Securities and Exchange Commission, the term “accredited investor” means:

•A natural person who has individual net worth, or joint net worth with the person’s spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

•A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

•A trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

•A business in which all the equity owners are accredited investors;

•An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

•A bank, insurance company, registered investment company, business development company, or small business investment company;

•A charitable organization, corporation, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million; and

•A director, executive officer, or general partner of the company selling the securities, or any director, executive officer, or general partner of a general partner of that issuer.

If you fall within any of those categories, then you can invest as much as you want. If you don’t fall within any of those categories, then the most you can invest in this Offering is the greater of:

•10% of your annual income; or

•10% of your net worth.

These limits are imposed by law, not by us.

When you go to our website, https://neighborhood.ventures, we will ask whether you are an accredited investor. If you aren’t, then we’ll ask for your annual income and net worth.

PLAN OF DISTRIBUTION

Size of Offering

We are offering up to $75,000,000 of our Class A Investor Shares in the Offering.

Who is Selling Shares

Only the Company itself is selling securities in this Offering. No securities are being sold by or on behalf of any existing owner of the Company.

Who Can Buy Shares

Anyone 18 or older can buy Class A Investor Shares, regardless of income or net worth. If you are not an “accredited investor” the law limits how much you can invest. See “LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST.”

Term of Offering

The Offering began on January 9, 2023, when it was “qualified” by the SEC. The Offering will end upon the earlier of (i) the date we have sold $75,000,000 of Class A Investor Shares (i.e., all the securities we are offering), (ii) a date determined by the Company; or (iii) the date the Offering is required to terminate by law.

Minimum Initial Investment

The minimum initial investment is $100.

Manner of Distribution

The Class A Investor Shares will be offered by the Company itself through https://neighborhood.ventures, which we refer to as the “Site.” Purchases and sales of our Class A Investor Shares made through our Site will not be subject to any sales commissions or fees.

How To Invest

To buy Class A Investor Shares, visit the Site and register, locate the Offering, and follow the instructions. We will ask for certain information about you, including:

•Your name and address

•Your social security number (for tax reporting purposes)

•Whether you are an “accredited investor”

•If you are not an accredited investor, your income and net worth

We will also ask you to sign our Investment Agreement, a copy of which is attached as Exhibit 1A-6A.

You will pay for your Class A Investor Shares using one of the options described on the Site.

The information you submit, including your signed Investment Agreement, is called your “subscription.” We will review your subscription and decide whether to accept it. We have the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason.

Once we have accepted your subscription, we will notify you by email and the investment process will be complete. We will also notify you by email if we do not accept your subscription, although we might not explain why. We reserve the right to reject any subscription in whole or in part for any reason. If we reject your subscription, we will return all your money without interest or deduction.

Your Class A Investor Shares will be issued in electronic form only. We will not issue you a paper certificate representing your Class A Investor Shares.

Escrow

When you invest through our Site, your money will be held in an escrow account with a third-party financial institution that will serve as the escrow agent. Your investment will be held only until we review your subscription and decide whether to accept it. If we decide to reject your subscription for any reason, we will return your funds to you without interest or deduction.

Advertising the Offering

After the Offering has been “qualified” by the SEC, we intend to advertise the Offering using the Site and through other means, including public advertisements and audio-visual materials, in each case only as we authorize. Although these materials will not contain information that conflicts with the information in this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Class A Investor Shares, our advertising materials will not give a complete understanding of this Offering, the Fund, or the Class A Investor Shares and are not to be considered part of this Offering Circular. The Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Class A Investor Shares.

Supplements and Amendments to Offering Circular

From time to time, we will supplement or amend this Offering Circular during the term of the Offering to reflect changes or additions to the information presented, as required by SEC rules.

Among other things, while the Offering is being conducted, we will file a “sticker supplement” pursuant to Rule 253(g) of SEC Regulation A for each project in which we intend to invest, at such time as we determine that there is a reasonable probability that we will invest. The supplement will describe the project and will disclose all compensation and fees paid to the Manager or its affiliates in connection with the acquisition.

At least once every three months, we will consolidate all such sticker supplements into a “post-qualification amendment” to this Offering Circular. Where appropriate, the post-qualification amendment will also include or incorporate by reference audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X for properties acquired during the distribution period.

We will also file, after the end of the distribution period, a current report on Form 1-U containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X (as applicable), to reflect each commitment (i.e., the signing of a binding purchase agreement) to purchase a property made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the Offering, and we will provide the information contained in such report to Investors at least once each quarter after the distribution period ends.

USE OF PROCEEDS

So far, we have used the money raised in the Offering as follows:

Legal and Accounting Fees	$318,420
Marketing Costs	$0
Other Offering Costs	$117,000
Fees	$400,373
Deployed in Projects	$3,508,348
TOTAL	$4,344,141

We expect future marketing costs to vary depending on the size of the Offering: the more money we spend marketing the Offering, the more money we expect to raise. Roughly speaking, we expect to spend about 10% of the money raised on marketing. Thus, if we raise $5,000,000 in the Offering, we expect to spend about $500,000 on marketing, while if we raise $75,000,000 in the Offering, we expect to spend about $7,500,000 on marketing.

After paying these costs, all of the proceeds of the Offering, no matter how much we raise, will be used to invest in real estate projects and to pay the Company’s normal operating costs, including fees to the Manager and its affiliates.

We are not paying commissions to underwriters, brokers, or anybody else for selling or distributing the Class A Investor Shares. Because we are not paying any commissions, more of your money can go to work for you.

SUMMARY OF OUR LLC AGREEMENT AND AUTHORIZING RESOLUTION

The Company as a whole is governed by an agreement captioned the “Limited Liability Company Agreement” dated September 9, 2022, which we refer to as the “LLC Agreement.”

The Class A Investor Shares being offered in this Offering were created when the Manager adopted a resolution pursuant to section 3.2 of the LLC Agreement. We refer to this as the “Authorizing Resolution.”

The following summarizes some of the key provisions of the LLC Agreement and the Authorizing Resolution. This summary is qualified in its entirety by the LLC Agreement itself, which is included as Exhibit 1A-2B, and by the Authorizing Resolution itself, which is included as Exhibit 1A-2C.

Formation and Ownership

The Company was formed in Delaware on September 7, 2022, pursuant to the Delaware Limited Liability Company Act.

Under the LLC Agreement, ownership interests in the Company are referred to as “Shares,” while the owners are referred to as “Members.”

Shares and Ownership

The interests in the Company are denominated by 20,000,000 “Shares,” consisting of 1,000,000 “Common Shares” and 19,000,000 “Investor Shares.” The Manager may further divide the 19,000,000 Investor Shares into one or more classes, by adopting one or more authorizing resolutions. Anyone owning Investor Shares is referred to in the LLC Agreement as an “Investor Member.”

The Manager adopted the Authorizing Resolution to create the Class A Investor Shares. Any Investor who buys Class A Investor Shares in the Offering will be an “Investor Member” under the LLC Agreement.

All the Common Shares of the Company are owned by the Manager. The Class A Investor Shares will be owned by Investors. By adopting other authorizing resolutions, the Manager may create, offer, and sell other classes of Investor Shares in the future, which could have rights superior to the rights of the Class A Investor Shares.

Management

The Manager has complete discretion over all aspects of the business conducted by the Company. For example, the Manager may (i) admit new members to the Company; (ii) enter into contracts on behalf of the Company; (iii) borrow money; (iv) acquire and dispose of assets; (v) determine the timing and amount of distributions to Members; (vi) create new classes of limited liability company interests; (vii) determine the information to be provided to the Members; (viii) grant liens and other encumbrances on the assets of the Company; (ix) and dissolve the Company.

Investors who purchase Class A Investor Shares will not have any right to vote on any issue other than certain amendments to the LLC Agreement, or to remove the Manager.

The Manager can only be removed for “cause” under a procedure set forth in section 5.6 of the LLC Agreement.

The term “cause” includes:

•An uncured breach of the LLC Agreement or the Management Agreement by the Manager; or

•The bankruptcy of the Manager; or

•Certain misconduct on the part of the Manager, if the individual responsible for the misconduct is not terminated.

A vote to remove the Manager for cause must be approved by Investor Members owning at least 75% of the outstanding Investor Shares. Whether “cause” exists would then be decided in arbitration proceedings conducted under the rules of the American Arbitration Association.

Exculpation and Indemnification of Manager

The LLC Agreement protects the Manager, its affiliates, their members, managers, officers, employees, and agents, and the officers, employees, and agents of the Company from lawsuits brought by Investors or other parties. For example, it provides that such persons will not be responsible to Investors or the Company for mistakes, errors in judgment, or other acts or omissions (failures to act) as long as the act or omission was not the result of fraud or willful misconduct by such persons. This limitation of liability is referred to as “exculpation.” The LLC Agreement also provides that these persons do not owe any fiduciary duties to the Company or its owners.

The LLC Agreement also requires the Company to indemnify (reimburse) the directors, officers and employees of the Company and their affiliates from losses, liabilities, and expenses they incur in performing their duties, provided that they (i) acted in good faith and in a manner believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) the challenged conduct did not constitute fraud or willful misconduct, in either case as determined by a final, non-appealable order of a court of competent jurisdiction. For example, if a third party sued the Manager on a matter related to the Company’s business, the Company would be required to indemnify the Manager for any losses or expenses it incurs in connection with the lawsuit, including attorneys’ fees, judgments, etc. However, this indemnification is not available where a court or other juridical or governmental body determines that the person to be indemnified is not entitled to indemnification under the standard described in the preceding sentence.

Notwithstanding the foregoing, no exculpation or indemnification is permitted to the extent such exculpation or indemnification would be inconsistent with the requirements of federal or state securities laws or other applicable law.

The detailed rules for exculpation and indemnification are set forth in section 6 of the LLC Agreement.

Obligation to Contribute Capital

Once an Investor pays for his, her, or its Class A Investor Shares, he, she, or it will not be required to make any further contributions to the Company. However, if an Investor has wrongfully received a distribution, he, she, or it might have to pay it back.

Personal Liability

No Investor will be personally liable for any of the debts or obligations of the Company.

Distributions

The manner in which the Company will distribute its available cash is described in “SECURITIES BEING OFFERED – DISTRIBUTIONS.”.

Transfers and First Right of Refusal

In general, Investors may freely transfer their Class A Investor Shares. However, the Manager may prohibit a transfer that the Manager determines would jeopardize the status of the Company as a REIT.

If an Investor wants to sell Class A Investor Shares, the Investor must first offer the Class A Investor Shares to the Manager.

Death, Disability, Etc.

If an Investor who is a human being (as opposed to an Investor that is a legal entity) should die or become incapacitated, the Investor or his, her or its successors will continue to own the Investor’s Class A Investor Shares.

Fees to Manager and Affiliates

The Company will pay certain management fees and other fees to the Manager, as summarized in “COMPENSATION OF MANAGEMENT.”

Mandatory Redemption

The Manager may cause the Company to redeem (purchase) the Class A Investor Shares owned by an Investor in some circumstances (in effect kicking the Investor out of the deal) as described in “SECURITIES BEING OFFERING – MANDATORY REDEMPTIONS.”

“Drag-Along” Right

If the Manager wants to sell the business conducted by the Company, it may affect the transaction as a sale of the assets owned by the Company or as a sale of all the Interests in the Company. In the latter case, Investors will be required to sell their Class A Investor Shares as directed by the Manager, receiving the same amount they would have received had the transaction been structured as a sale of assets.

Electronic Delivery

All documents, including all tax-related documents, will be transmitted by the Company to Investors via electronic delivery.

Amendment

The Manager may amend the LLC Agreement unilaterally (that is, without the consent of anyone else) for a variety of purposes, including to:

•Cure ambiguities or inconsistencies in the LLC Agreement;

•Add to its own obligations or responsibilities;

•Change the name of the Company;

•Ensure that the Company (including the Company) satisfies applicable laws, including tax and securities laws; and

•Ensure that the Company is eligible to be treated as a REIT.

An amendment that has, or could reasonably be expected to have, an adverse effect on Investors, requires the consent of the Manager and Investors holding a majority of the Class A Investor Shares.

An amendment that would require an Investor to make additional capital contributions or impose personal liability on an Investor requires the consent of the Manager and each affected Investor.

Information Rights

Within 120 days after the end of each fiscal year of the Company, we will provide Investors with (i) a statement showing in reasonable detail the computation of the distributions made by the Company, (ii) audited financial statements of the Company, (iii) a statement of the income and expenses of the Company, and (iv) a description of the Company’s investments, and a valuation of the investments performed in good faith by the Manager.

In addition, each year the Company will provide Investors with a detailed statement showing:

•The fees paid to the Manager and its affiliates; and

•Any transactions between the Company and the Manager or its affiliates.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

Within 60 days after the end of the first three fiscal quarters of each fiscal year, we will also provide to Investors a report containing, among other items, an overview of the Company’s investments, unaudited financial statements, a summary of the distributions made during the quarter, and a statement of such Investor’s capital account.

As a “tier 2” issuer under Regulation A, the Company may also be required to provide investors with additional information on an ongoing basis, including annual audited financial statements, annual reports filed on SEC Form 1-K, semiannual reports filed on SEC Form 1-SA, special financial reports filed on SEC Form 1-K, and current reports on SEC Form 1-U. If, however, our Class A Investor Shares are held “of record” by fewer than 300 persons, these reporting obligations could be terminated.

A Member’s right to see additional information or inspect the books and records of the Company is limited by the LLC Agreement.

Governing Law and Venue

The LLC Agreement will be governed by the internal laws of Delaware. If disputes arise, they will be litigated in Delaware courts or the Federal courts located in or most geographically convenient to Wilmington, Delaware.

This “choice of forum” provision will not apply to the extent prohibited by the Securities Act of 1933 or the Securities Exchange Act of 1934.

SUMMARY OF MANAGEMENT AGREEMENT

Neighborhood Management LLC, a Delaware corporation, is designated as the “manager” of the Company under the LLC Agreement. Under section 5.1.2 of the LLC Agreement, the Manager has:

[F]ull and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters, to execute any contracts or other instruments on behalf of the Company, and to perform any and all other acts or activities customary or incidental to the management of the Company’s business.

The Company and the Manager have entered into an agreement captioned “Management Services Agreement” and dated November 10, 2022 (the “Management Agreement”).

The duties of the Manager fall within the following categories:

•General Management Services

•Investment Management

•Capital Formation

•Asset Management

•Accounting and Administrative

•Member Services

•Miscellaneous Services

Specific responsibilities of the Manager include:

•Conducting this Offering

•Establishing investment guidelines, policies, and procedures

•Overseeing and conducting due diligence

•Arranging for financing from banks and other financial institutions

•Reviewing joint venture opportunities

•Keeping and maintaining the books and records of the Company

•Managing the Company’s portfolio of assets

•Managing the administrative and back-office functions of the Company

•Collecting, maintaining, and distributing information

•Determining the improvements to be made to properties owned by the Company

•Maintaining appropriate technology systems

•Making, changing, and revoking tax elections including making an election be treated as a REIT and to be treated as a corporation for tax purposes

•Complying with SEC requirements

•Managing distributions and payments to Investors;

•Handling redemption requests from Investors

•Engaging property managers, contractors, attorneys, accountants, and other third parties

•Entering contracts and other agreements

The compensation of the Manager is described in “COMPENSATION OF MANAGEMENT.”

SUMMARY OF INVESTMENT AGREEMENT

To purchase Class A Investor Shares, an Investor must sign our Investment Agreement. This section summarizes some of the principal terms of the Investment Agreement. A copy of the Investment Agreement is attached as Exhibit 1A-6A.

Designation of Class A Investor Shares

The Investment Agreement designates how many Class A Investor Shares you are purchasing, and the purchase price. It also provides that once you sign the Investment Agreement, you have no right to cancel your investment.

Your Promises

In the Investment Agreement, you make a number of promises to us. For example:

•You promise that all the information you have given us is accurate.

•You promise that you understand the risks of buying Class A Investor Shares.

•You promise that you are buying your Class A Investor Shares for purposes of investment.

•You promise that you have the legal power to invest.

•You make a number of promises relating to anti-terrorism and anti-money laundering laws.

•You make promises as to whether you are an “accredited investor.”

•You promise that nobody has made any oral or written statements or representations to you that are inconsistent with the information in the Investment Agreement and this Offering Circular.

•If you are an entity (not an individual), you promise that you have not provided any information about the Company or its business to any actual or prospective investor, except written information that the Company has approved in writing in advance.

Governing Law and Venue

The Investment Agreement will be governed by the internal laws of Delaware. If disputes arise, they will be litigated in Delaware courts or the Federal courts located in or most geographically convenient to Wilmington, Delaware.

This “choice of forum” provision will not apply to the extent prohibited by the Securities Act of 1933 or the Securities Exchange Act of 1934.

Waiver of Jury Trial and Limit on Damages

The Investment Agreement requires you to waive your right to a jury trial in the event of a dispute, meaning that your claims would be heard by a judge rather than by a jury. The Investment Agreement also requires you to waive all damages other than so-called “direct” damages. For example, you waive your right to recover lost profits, special, consequential, or punitive damages.

However, neither of these limitations applies to claims arising under the federal securities laws.

FEDERAL INCOME TAX CONSEQUENCES

The following summarizes some of the Federal income tax consequences of the Company and Investors. This summary is based on the Internal Revenue Code (the “Code”), regulations issued by the Internal Revenue Service (“Regulations”), and administrative rulings and court decisions, all as they exist today. The tax laws, and therefore the Federal income tax consequences of acquiring Class A Investor Shares, could change in the future.

This is only a summary, applicable to a generic Investor. Your personal situation could differ. We encourage you to consult with your own tax advisor before investing.

Federal Income Taxation of the Company

We intend to elect to be taxed as a “real estate investment trust,” or “REIT,” beginning with our first taxable year.

Assuming that we qualify as a REIT, the Company itself will generally not be subject to federal income taxes on net income that is currently distributed to shareholders. The Company will, however, be subject to federal income tax as follows:

•We will be taxed at regular corporate tax rates on any undistributed REIT taxable income, including undistributed net capital gains.

•A REIT may generally be subject to the “alternative minimum tax.”

•If we have (i) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

•If the Company has net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a tax of 100% of the net income from such prohibited transactions.

•If we are able to maintain our qualification as a REIT despite any failure to satisfy either the 75%- or 95%-income test (discussed below), we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% of income test multiplied by (b) a specified fraction.

•If we maintain our qualification as a REIT, despite any failure to satisfy the REIT asset tests (discussed below), then we will have to pay a tax equal to the greater of $50,000 or the highest marginal corporate tax rate multiplied by the net income generated by the qualifying assets.

•A REIT will be subject to a 4.0% excise tax if it fails to make certain minimum distributions each calendar year.

•A 35% tax will be imposed on the excess inclusions allocable to disqualified entities that hold interests in the REIT.

•If a REIT acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a carryover basis transaction (or if a REIT such as the Company holds assets beginning on the first day of the first taxable year for which the Company qualifies as a REIT) and the REIT subsequently recognizes gain on the disposition of such asset during the 10-year period (the Recognition Period) beginning on the date on which the asset was acquired by the REIT (or the REIT first qualified as a REIT), then the excess of: (a) the fair market value of the assets as of the beginning of the applicable Recognition Period, over (b) the REIT’s adjusted basis in such assets as of the beginning of such Recognition Period will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the Service (the Built-In Gain Rules).

•A REIT will be subject to a tax equal to 100% of re-determined rents, re-determined deductions, and excess interest between a REIT and its taxable REIT subsidiary.

•A REIT will be subject to the personal holding company tax, if the REIT qualifies as a personal holding company and has undistributed personal holding company income.

If we failed to satisfy one or more of the technical requirements described below, we might nevertheless be entitled to be treated as a REIT under certain “relief” provisions. Otherwise, we would be subject to tax on our taxable income at regular corporate rates, with no deduction allowed for distributions to shareholders. The resulting corporate income tax liability would significantly reduce the cash available for distribution to Investors.

Requirements for Qualifying as a REIT

To qualify as a REIT, we must elect to be treated as a REIT and meet certain requirements related to our organization, income, assets, and distributions. Each set of requirements is discussed in turn below.

Organizational Requirements

The Code defines a REIT as a corporation, trust, or association:

•Managed by one or more trustees or directors;

•The beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial ownership;

•Which (but for sections 856 through 859 of the Code) would be taxable as a domestic corporation;

•Which is neither a financial institution nor an insurance company within the meaning of the applicable provisions of the Code;

•The beneficial ownership of which is held by at least 100 persons;

•During the last half of each taxable year, is not closely held, i.e., not more than 50% of the value of its outstanding stock is owned, directly or indirectly, by or for five or fewer “individuals,” as defined in the Code to include certain entities;

•Files an election or continues such election to be taxed as a REIT on its return for each taxable year;

•Uses the calendar year as its taxable year; and

•Meets other tests described below, including with respect to the nature of its assets and income and the amount of its distributions.

Income Test Requirements

To maintain qualification as a REIT, on an annual basis we must meet the following two gross income requirements:

•At least 75% of our gross income for the taxable year must be derived from, among other things, rents from real property (with some exceptions), interest on obligations secured by mortgages, and certain gains on the sales of property.

•In addition to deriving 75% of our gross income from, among other things, the sources listed above, at least 95% of the REIT’s gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property.

To satisfy the gross income requirements any “rents from real property” received must meet the following conditions:

•The amount of rent must not be based in whole or in part on the income or profits of any person, but can be based on a fixed percentage of receipts or sales;

•The rent cannot be from a tenant of which we and our affiliates own 10% or more of (i) the total combined voting power of all classes of voting stock, or total value of shares of all classes of stock, if a corporate tenant, or (ii) the interests in the assets or net profits of an entity, if not a corporate tenant;

•The rent cannot be attributable to personal property unless it is leased in connection with real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received for the taxable year attributable to both the real and personal property leased under such lease; and

•The rent cannot be attributable to services furnished or rendered in connection with the rental of real property, unless such services are customarily provided in connection with the rental of real property, whether or not such charges are separately stated.

We do not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rent attributable to such lease.

We may provide certain services with respect to our properties. We believe that these services will only be of the type that are usually or customarily rendered in connection with the rental of space for occupancy and that are not otherwise rendered to the tenants. Therefore, we believe that the provision of such customary services will not cause rents received with respect to our properties to fail to qualify as “rents from real property.” Non-customary services and services rendered primarily for the tenants’ convenience will be provided by an independent contractor or a taxable REIT subsidiary to avoid jeopardizing the qualification of rent as “rents from real property.”

Except for amounts received with respect to certain investments of cash reserves, we anticipate that substantially all of our gross income will be derived from sources that will allow us to satisfy the income tests described above; however, we can make no assurance in this regard.

Asset Test Requirements

At the close of each quarter of the taxable year, we must also satisfy the following four tests related to the nature and diversification of our assets:

•At least 75% of the value of our total assets must be represented by real estate assets, cash, and cash items (including receivables) and government securities;

•No more than 25% of the value of our total assets can be represented by securities (other than those securities includible in the 75% asset test);

•No more than 20% of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries; and

•With the exception of taxable REIT subsidiaries and those securities includible under the 75% asset test, we may not own:

oSecurities of any one issuer whose value exceeds 5% of the value of our total assets;

oMore than 10% of any one issuer’s outstanding voting securities; and

oMore than 10% of the value of the outstanding securities of any one issuer.

Annual Distribution Requirements

To qualify as a REIT, we must meet the following annual distribution requirements:

•We must distribute (other than capital gain distributions) to our beneficiaries an amount at least equal to the sum of: (i) 90% of the REIT taxable income (computed without regard to the dividends-paid deduction and by excluding our net capital gain), and (ii) 90% of the net income, if any, from foreclosure property in excess of the excise tax on net income from foreclosure property, minus the sum of certain items of non-cash income.

•We must distribute during each calendar year at least the combined sum of 85% of our ordinary income for that year; 95% of our capital gain net income for that year; and any undistributed taxable income from prior periods.

•We may not dispose of any asset that is subject to the Built-In Gain Rules during the 10-year period beginning on the date on which we acquired the asset.

We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amounts as may be necessary to avoid income and excise tax. In such an event, we may find it necessary to borrow funds to pay the required distribution or, if possible, pay taxable stock dividends in order to meet the distribution requirement.

Taxation Of Investors

How Income is Reported To Investors

Each Investor will receive a Form 1099 from the Company each year, and will transfer the information onto his, her, or its personal tax return. Investors will not receive a Form K-1 from the Company.

Taxation of Distributions

Distributions to Investors other than “capital gain dividends” will be treated as taxable dividends up to the amount of the Company’s current or accumulated earnings and profits. To the extent that we make a distribution in excess of our positive current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, up to an Investor’s tax “basis” in his, her, or its Class A Investor Shares, then as capital gain.

Dividends that we declare in October, November, or December of any year payable to stockholders of record on a specified date in any such month are treated as both paid by us and received by Investors on December 31 of that year, provided that we actually pay the dividends during January of the following calendar year.

Dividends from the Company will not be treated as “qualifying dividends,” which are eligible for lower tax rates (generally the same tax rates that apply to long term capital gains).

“Capital gain dividends” will be reported as long-term capital gains on the tax returns of Investors (to the extent that they do not exceed our actual net capital gain for the taxable year), without regard to how long an Investor has owned his, her, or its Class A Investor Shares.

Taxation of Losses

Because the Company will be taxed as a corporation, and not as a partnership, Investors may not report on their own income tax returns any tax losses incurred by the Company.

Additional Medicare Tax

Higher-income taxpayers are subject to an additional 3.8% tax on net “investment income.” Income Investors receive from the Company will be included as “investment income” for these purposes.

Tax on Sale of Class A Investor Shares

An Investor who sells Class A Investor Shares generally will realize capital gain or loss equal to the difference between the selling price and his, her, or its adjusted tax “basis” in the Class A Investor Shares. If the Investor has owned the Class A Investor Shares for at least one year, any gain would generally be treated as long term capital gain.

Passive Activity Losses

Taxable distributions from the Company will not be treated as “passive activity income” under Code section 469 and may not be offset against losses from passive activities.

Withholding Taxes

We might be required to withhold federal income tax from distributions under certain circumstances, e.g., where an Investor has failed to provide us with a valid taxpayer identification number.

Each Investor must either report Company items on his tax return consistent with the treatment on the information return of the Company or file a statement with his tax return identifying and explaining the inconsistency. Otherwise, the IRS may treat such inconsistency as a computational error and re-compute and assess the tax without the usual procedural protections applicable to federal income tax deficiency proceedings.

The Manager will serve as the “tax matters partner” of the Company and will generally control all proceedings with the IRS.

The Code imposes interest and a variety of potential penalties on underpayments of tax.

Other Tax Consequences

The foregoing discussion addresses only selected issues involving federal income taxes and does not address the impact of other taxes on an investment in the Company, including federal estate, gift, or generation-skipping taxes, or state and local income or inheritance taxes. Prospective Investors should consult their own tax advisors with respect to such matters.

MANAGEMENT DISCUSSION

Operating Results

The Company was created on September 7, 2022, to invest in multifamily real estate projects in and around metropolitan areas.

As of December 31, 2024, the Company had invested a total of $2,682,600 in NV REIT Operating Partnership and $793,775 in two Type B Projects:

Name of Project	Amount of Investment	Type of Investment
NV REIT Operating Partnership	$2,682,600	Equity
Venture on 17th LLC	$703,775	Loan
Venture on 36th St LLC	$90,000	Loan

As of December 31, 2024, we had cash balances, including cash equivalents, of $266,238 and the book value of our assets was $7,560,051.

During the period from January 1, 2024, through December 31, 2024 (the “Operating Period”), the Company received the following distributions from these projects:

Venture on Williams	$40,345.33
NV REIT Partnership	$52,700.83
Venture on 17th	$88,254.25
Venture on 36th	$3,092.12
Total	$184,392.53

During the Operating Period, the Company distributed $164,244 in cash to its shareholders.

Liquidity and Capital Resources

The Company is seeking to raise up to $73,569,900 of additional capital in this Offering by selling Class A Investor Shares to Investors. As of December 31, 2024, we had raised $4,217,794.

For the most part, we will use (and have used) the proceeds of the Offering to buy, renovate (where necessary), and operate a portfolio of real estate properties. We also expect to borrow money to finance a portion of the costs of buying and renovating property.

We have certain fixed operating expenses regardless of whether we are able to raise substantial funds in the Offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to pay dividends.

Plan of Operation

The Company continues to operate in the manner described in “OUR COMPANY AND BUSINESS.”

No matter how much more we raise in the Offering, we believe the proceeds of the Offering will satisfy our cash requirements. If we raise less than $75,000,000, we will simply make fewer investments. Although we might decide to raise more capital, we know of no reason why we would need to.

Trend Information

During the Operating Period, the Company was faced with many challenges and opportunities.

●Our primary market risk is interest rate risk. To mitigate this risk, our Manager follows certain practices such as investing in Arizona multifamily markets with strong fundamentals. This includes markets with high occupancy rates, job growth, and rising incomes. These markets are more likely to be able to support higher rents, even if interest rates rise.

●Investment capital flowing into multifamily has increased substantially, making it increasingly competitive to source attractive investment opportunities. Additionally, rising interest rates may negatively impact the selling price of certain of our assets.

●Arizona, and Phoenix in particular, faces challenges related to water scarcity. This could impact the long-term sustainability of the city's growth and development, including the multifamily housing market.

●While we expect at least some of these trends to continue in the short term, we believe there is significant cause for optimism regarding the Company’s potential moving forward.

Among these reasons are the following factors:

oPhoenix has experienced significant job growth in recent years, driven by the technology, healthcare, and manufacturing industries. This growth has attracted a large number of people to the area, increasing demand for housing, including multifamily units.

oMillennials and Gen Z: These generations are more likely to rent than own homes, especially in high-cost cities. This trend is driving the growth of the multifamily housing market.

oRemote Work and Lifestyle Changes: The rise of remote work has allowed people to live in more affordable suburban or rural areas, but many still prefer the amenities and social aspects of city living. This trend is driving demand for multifamily housing in secondary cities and suburbs.

oCompared to other major cities, Phoenix is still relatively affordable, making it an attractive destination for both residents and businesses. This has contributed to the strong growth of the multifamily housing market.

Although we have no way of knowing if these trends will continue in the future, we believe that the balance of the evidence shows favorable operating conditions for the Company moving forward.

NV REIT, LLC

Consolidated Financial Statements and Independent Auditor’s Report

Years Ended December 31, 2024 and 2023

NV REIT, LLC

Financial Statements

Years Ended December 31, 2024 and 2023

CONTENTS

Page #

Independent Auditor’s ReportF-1

Financial Statements

   Consolidated Balance SheetsF-3

   Consolidated Statements of OperationsF-4

   Consolidated Statements of Changes in Members’ EquityF-5

   Consolidated Statements of Cash FlowsF-6

   Notes to the Consolidated Financial StatementsF-7

Opinion

We have audited the consolidated financial statements of NV REIT, LLC (the Company), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in members’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal controls relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.

•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Khalsa McBrearty Accountancy, LLP

Phoenix, Arizona

June 10, 2025

KHALSA, MCBREARTY ACCOUNTANCY, LLP

3200 N Central Ave, Ste 2400, Phoenix, AZ 85012

Tel (602) 407-2800

NV REIT, LLC

Consolidated Balance Sheets

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$266,538	$36,586
Accounts receivable	5,914	13,303
Due from related party	8,750	-
Prepaid expenses	1,452	3,170
Deferred offering costs	65,026	61,487
Total current assets	347,680	114,546
Investments	793,775	546,400
Real estate assets, net	6,411,436	6,589,995
Deposits	7,160	28,040
Total assets	$7,560,051	$7,278,982

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$25,580	$35,237
Due to related party	45,904	288,495
Unearned income	39,238	32,502
Loans, current portion	109,548	103,344
Total current liabilities	220,270	459,578
Loans, net of current portion	4,807,347	4,904,864
Total liabilities	5,027,617	5,364,442

Members' equity:
Common shares
Investor shares, 42,176 and 27,782 shares outstanding
as of December 31, 2024 and 2023, respectively	4,217,794	2,778,425
Accumulated deficit	(2,262,164)	(1,667,731)
Non-controlling interests	576,804	803,845
Total members' equity	2,532,434	1,914,540
Total liabilities and members' equity	$7,560,051	$7,278,982

NV REIT, LLC

Consolidated Statements of Operations

	Year Ended
	December 31,
	2024	2023

Revenue
Rental income	$683,320	$644,493
Total revenue	683,320	644,493

Operating expenses:
Sales and marketing	18,630	25,159
General and administrative expenses	149,399	82,441
Insurance Expense	24,079	29,898
Management fee	80,989	41,938
Professional fees	72,125	17,167
Repairs and maintenance	121,364	154,418
Property management fees	51,782	49,700
Utilities	69,943	39,584
Property taxes	16,034	16,927
Acquisition fees	117,100	100,000
Depreciation Expense	178,559	178,559
Total operating expenses	900,004	735,791
Income (loss) from operations	(216,684)	(91,298)

Other income (expense):
Interest expense	(206,057)	(211,548)
Investment income	131,691	23,469
Gain on consolidation	-	287,926
Other income	4,706	21,290
Total other income (expense)	(69,660)	121,137
Net Income (loss)	$(286,344)	$29,839

Weighted average shares	33,602	19,837
Net loss per share	(8.52)	1.50

NV REIT, LLC

Consolidated Statements of Changes in Members’ Equity

							Non-	Total
	Common Shares		Investor Shares		Additional	Accumulated	Controlling	Members'
	Share	Amount	Shares	Amount	Paid-in Capital	Deficit	Interests	Equity
Balances at December 31, 2022	-	-	-	-	-	$(56,103)	$688,822	$632,719
Issuance of investor shares for proceeds	-	-	27,782	$2,778,425	-	-	-	2,778,425
Contributions		-	-	-	-	-	857,435	857,435
Distributions	-	-	-	-	-	(1,663,630)	(720,248)	(2,383,878)
Net gain (loss)	-	-	-	-	-	52,002	(22,163)	29,839
Balances at December 31, 2023	-	$-	27,782	$2,778,425	-	$(1,667,731)	$803,846	$1,914,540
Issuance of investor shares for proceeds	-	-	14,898	1,489,875	-	-	-	1,489,875
Redemption	-	-	(476)	(47,588)	-	-	-	(47,588)
Cancellation	-	-	(28)	(2,918)	-	-	-	(2,918)
Distributions	-	-	-	-	-	(404,404)	(130,727)	(535,131)
Net loss	-	-	-	-	-	(190,029)	(96,315)	(286,344)
Balances at December 31, 2024	-	-	42,176	$4,217,794	-	$(2,262,164)	$576,804	$2,532,434

NV REIT, LLC

Consolidated Statements of Cash Flows

	Year Ended
	December 31,
	2024	2023
Cash flows from operating activities:
Net Income (loss)	$(286,344)	$29,839
Adjustments to reconcile net loss
to net provided by (used in) operating activities:
Gain on consolidation	-	(287,926)
Depreciation	178,559	178,559
Amortization of debt discount	6,726	6,746
Management fees to related party	80,989	41,937
Change in operating assets and liabilities:
Accounts receivable	7,389	52,576
Prepaid expenses and other assets	1,718	(483)
Accounts payable and accrued expenses	(9,657)	20,274
Deposits	20,881	(19,255)
Unearned income	6,736	(14,737)
Net cash provided by (used in) operating activities	$6,997	$7,530

Cash flows from investing activities:
Purchase of investments	(247,375)	(328,588)
Renovation costs of real estate investments	-	(127,508)
Net cash used in investing activities	(247,375)	(456,096)

Cash flows from financing activities:
Advances from related party	(332,330)	207,957
Net advances (to) from related parties	-	-
Repayments of loans	(98,040)	(179,934)
Issuance of shares for proceeds	1,486,957	2,778,425
Redemption of shares	(47,588)	-
Deferred offering costs	(3,538)	(9,116)
Distributions	(535,131)	(2,383,878)
Net cash provided by (used in) financing activities	470,330	413,454

Net change in cash and cash equivalents	229,952	(35,112)
Cash and cash equivalents at beginning of year	36,586	71,698
Cash and cash equivalents at end of year	266,538	36,586

Supplemental information for cash flow activities:
Cash paid for interest	$206,057	$211,548
Cash paid for taxes	$-	$-

Supplemental disclosure of non-cash financing activities
Refinance of loan	$-	$-
Deferred offering costs included in accounts payable	$-	$-
Deferred offering costs incurred by
related party on behalf of the Company	$-	$-
Membership interests contributed by
wholly-owned subsidiary for investor shares	$-	$-

NV REIT, LLC

Consolidated Statements of Cash Flows

1. Nature of Operations

NV REIT, LLC (the “Company”) is a Delaware limited liability company formed on September 7, 2022 to invest in real estate projects using crowdfunding to expand the audience to potential non-accredited investors. The projects are mostly in and around primary cities and focus on investing in multifamily real estate.

On February 28, 2023, the Company acquired 100% of the membership interests of Venture on Williams, LLC (“Williams”), a Delaware limited liability company, for $2,234,648. Williams was formed to invest in a real estate property located at 407 N. Williams in Mesa, Arizona. Williams was formed by the Company’s management and had common management and control at the time of the acquisition. As such, the Company accounted for the purchase as a commonly controlled transaction, and the consolidated financial statements have been prepared using retrospective consolidation of the entities.

In January 2024, the Company established NV REIT Partnership LLC (“UPREIT”) for the purpose of holding its investments in stabilized multifamily real estate.

On July 1, 2024, pursuant to a Contribution Agreement entered into between the Company and UPREIT, the Company transferred 100% of its membership interest in Williams to UPREIT in exchange for Class A units in the operating partnership. As this transaction occurred between entities under common control within the Company’s UPREIT structure, the deconsolidation of Williams was accounted for retrospectively. The resulting gain on deconsolidation of Williams was recognized in the fiscal year ended December 31, 2023, consistent with the Company’s accounting policy for common control transactions. Following the contribution, Williams is no longer directly owned by the Company.

On July 15, 2024, UPREIT purchased a controlling interest in Venture at Mountain View, LLC (“MV”). As this transaction occurred between entities under common control within the Company’s UPREIT structure, the consolidation of MV is accounted for retrospectively.

As a consequence of the above two transactions, the Company holds an indirect interest of approximately 62% through its ownership in UPREIT. The remaining approximate 38% is held by third-party limited partners, and accordingly, the Company has recognized a non-controlling interest (“NCI”) in the consolidated financial statements.

2. Summary of Significant Accounting Policies

i. Basis of Presentation and Principles of Consolidation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company has adopted a calendar year as its fiscal year.

The accompanying consolidated financial statements include the accounts of NV REIT LLC (the “Company”), its majority-owned subsidiaries, and entities in which the Company has a controlling financial interest. As of December 31, 2024, the Company owned 61.37% of the outstanding units of the UPREIT structure through which it indirectly holds controlling interests in Williams and Mountain View (“MV”). Accordingly, their financial results have been consolidated in the Company's financial statements for all periods presented.

NV REIT, LLC

Consolidated Statements of Cash Flows

In accordance with ASC 805-50-15-6, the Company determined that the acquisition of Williams and Mountain View by the UPREIT was a reorganization of entities under common control. Therefore, in accordance with ASC 250-10-45-21 and ASC 805-50, the financial statements require retrospective consolidation of the entities for all periods presented. As per ASC 810-10-45-10, all intercompany transactions and balances from intercompany transactions are eliminated in consolidation.

ii. Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

iii. Cash and Cash Equivalents

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

iv. Accounts Receivable

Accounts receivable are derived from rental income services and are stated at their net realizable value. Each month, the Company reviews its receivables on a customer-by-customer basis and evaluates whether an allowance for doubtful accounts is necessary based on any known or perceived collection issues. Any balances that are eventually deemed uncollectible are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

v. Concentrations of Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash. The Company does not have cash accounts whose balances are in excess of the FDIC insurance limit of $250,000.

Currently the Company has invested in two multi-family projects located in the same metropolitan area of Phoenix, Arizona.

vi. Fair Value Measurements

The Company utilizes the fair value hierarchy to apply fair value measurements. The fair value of a financial instrument is the price that would be received to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based on quoted market prices; however, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. U.S. GAAP excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

NV REIT, LLC

Consolidated Statements of Cash Flows

Financial Accounting Standards Board (FASB) ASC 820 establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under FASB ASC 820 are described below:

Level 1 - Inputs to valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 - Inputs to the valuation methodology include:

•Quoted prices for identical or similar assets or liabilities in active markets.

•Quoted prices for identical or similar assets or liabilities in inactive markets.

•Inputs other than quoted prices that are observable for the asset or liability.

•Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•If the asset or liability has a specific (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 - Inputs to the valuation methodology and model are unobservable and significant to the fair value measurements.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Except as discussed below, the carrying amounts reported in the financial statements approximate their fair value.

vii. Investment in Venture on 17th

On August 24, 2023, the Company invested in Venture on 17th LLC, originally receiving a member interest in an Arizona limited liability company (the “Project Entity”), but consequently recategorizing its investment in the Project Entity to a debt instrument. As of December 31, 2024 and 2023, the outstanding balance to the Project Entity was $704,400 and $546,400 respectively. The loan matures on the earlier of December 26, 2026, or upon the sale or dissolution of the real estate project owned by the Project Entity. The loan bears interest at 15% per year. Interest is payable monthly, with all principal and accrued interest due at maturity.

The investment in the Project Entity was accounted for as Level 3 instrument. As of December 31, 2024 and 2023, the Company determined that cost approximated fair value of the investment, and as such, included $704,400 and $546,400, respectively, on the consolidated balance sheet. As such, there was no change in fair value recorded.

The Company evaluated the fair value at December 31, 2024 and 2023, and determined no impairment was necessary.

During the year ended December 31, 2024 and 2023, the Company recognized $88,254 and $23,469, respectively, in investment income pertaining to the Project Entity.

NV REIT, LLC

Consolidated Statements of Cash Flows

viii. Investment in Venture on 36th

During the year ended December 31, 2024, the Company entered into a series of unsecured promissory note agreements with Venture on 36th St LLC, an Arizona limited liability company (the “Project Entity”), totaling $90,000 as of December 31, 2024. The notes were executed on August 20, 2024, September 5, 2024, and December 5, 2024, in the principal amounts of $50,000, $25,000, and $15,000, respectively.

The notes bear simple interest at rates ranging from 5% to a maximum of 15% per annum, with interest subject to quarterly adjustment. Interest is payable monthly, with principal and any accrued but unpaid interest due upon maturity. The notes are unsecured and are not convertible into equity. Repayment is required in lawful U.S. currency and payments are first applied to accrued interest, then principal.

The Company classified this investment as a Level 3 financial instrument under the fair value hierarchy due to the absence of observable market inputs. As of both December 31, 2024 and the respective investment dates, the Company determined that cost approximated fair value, and no change in fair value or impairment was recognized.

The Company recognized $3,092 in interest income from this investment during the year ended December 31, 2024, which is included in investment income on the consolidated statements of operations.

ix. Real Estate Assets, net

The Company categorizes real estate assets as either held-for-investment or held-for-sale.

Real estate assets held-for-investment are stated at the lower of depreciated cost or fair value, if deemed impaired. Major replacements and betterments are capitalized and depreciated over their estimated useful lives. Depreciation is computed on a straight-line basis over the useful lives of the properties. The Company evaluates the recoverability of the carrying value of its real estate assets held-for-investment using the methodology prescribed in ASC Topic 360, “Property, Plant and Equipment.” Factors considered by management in evaluating impairment of its existing real estate assets held-for-investment include a) significant declines in property operating profits or recurring annual operating losses; and b) other significant adverse changes in general market conditions that are considered permanent in nature. Under ASC Topic 360, a real estate asset held-for-investment is not considered impaired if the undiscounted estimated future cash flows of the asset are greater than its carrying value.

The Company’s real estate held-for-investment includes the cost of the purchased property, including the building and related land, allocated capitalized title fees and relevant acquisition expenses, and improvements. The Company allocates the land value of each acquired property using a third-party valuation. All capitalized property costs, except for the value attributable to the land, are depreciated using the straight-line method over the estimated useful life of 29.5 years.

The Company has the policy to classify real estate assets as held-for-sale. An asset is classified as held for sale after the approval of management and after an active program to sell the asset has commenced. Upon the classification of a real estate asset as held-for-sale, the carrying value of the asset is reduced to the lower of its net book value or its estimated fair value, less costs to sell the asset. Subsequent to the classification of assets as held-for-sale, no further depreciation expense is recorded.

Real estate assets held-for-sale are separately stated on the consolidated balance sheet. As of December 31, 2024 the Company had no real estate assets held-for-sale.

NV REIT, LLC

Consolidated Statements of Cash Flows

x. Cost Capitalization

A variety of costs are incurred to bring a property to its useful state; such as costs of acquisition, development, construction, interest carrying charges, real estate taxes, salaries and administrative costs. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete, and capitalization must cease, involves a degree of judgment. The Company’s capitalization policy on development properties is guided by ASC Topic 835-20 “Interest – Capitalization of Interest” and ASC Topic 970 “Real Estate – General.” Capitalization of costs cease when the project is deemed “put to use”.

xi. Prepaid Expenses and Security Deposits

The Company paid certain expenses in advance for various operating expenses. These charges are expensed over the term of the contract based on the period the purchased services are rendered. The average length of each contract is one year or less.

xii. Organizational Costs

In accordance with FASB Accounting Standards Codification (ASC) 720-15, the Company expenses organizational costs when incurred.

xiii. Deferred Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, costs directly attributable to that offering are capitalized as deferred offering costs, then charged to additional paid-in capital upon the completion of an offering, or to expense if the offering is not completed. As of December 31, 2024 and 2023, the Company had capitalized deferred offering costs of $65,026 and $61,487, respectively.

xiv. Non-controlling interests

Non-controlling interests represent that portion of the UPREIT and its consolidated subsidiaries that are not owned by the Company. These interests are recognized in equity in the consolidated balance sheets, separately from members’ capital, and in net income attributable to non-controlling interests in the consolidated statements of operations. As of December 31, 2024, the non-controlling interest represents 38.63% ownership in the UPREIT.

xv. Revenue Recognition

The Company has adopted Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (Topic 606). The core principle of Topic 606 is that revenue shall be recognized when goods and services promised under a contract are transferred to the customer and for which the Company is reasonably entitled to compensation. Topic 606 provides for a comprehensive five-step approach for recognizing revenue: 1) Identify the contract with a customer; 2) identify the performance obligations in the contract; 3)determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

The Company recognizes rental income evenly on a monthly basis when earned. During the years ended December 31, 2024 and 2023, the Company recognized rental income of $683,320 and $644,493, respectively.

NV REIT, LLC

Consolidated Statements of Cash Flows

xvi. Unearned Income

The Company receives security deposits and prepaid rent from rental tenants at the start of each lease. The Company records the deposits as unearned income that will be recognized as revenue, or returned to the tenant, at the end of the lease-term.

xvii. Acquisition Fees

Acquisition fees, on potential real estate acquisitions, are expensed as incurred. For the years ended December 31, 2024 and 2023, the Company had acquisition fees of $117,100 and $100,000 respectively.

xviii. Income Taxes

The Company has elected to be taxed as a Real Estate Investment Trust under IRC Section 856. Its subsidiaries are limited liability companies whose taxable income or loss flows through to the Company. Pursuant to IRC Section 857, the Company is able to deduct dividends paid to shareholders against taxable REIT income. Since there is currently a loss, no provision for income tax has been recorded in the statements.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statement, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Management has concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may, in the future, become subject to federal, state and local income taxation though it has not been since its inception. Also, the Company is not presently subject to any income tax audit in any taxing jurisdiction.

xix. Earnings/(Loss) per Membership Interest

Upon completion of an offering, the Company complies with the accounting and disclosure requirements of ASC Topic 260, “Earnings per Share.” Earnings/(loss) per membership interest (“EPMI”) is computed by dividing net income/(loss) by the weighted average number of outstanding membership interests during the period.

NV REIT, LLC

Consolidated Statements of Cash Flows

3. Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $2,262,164 as of December 31, 2024 and incurred net losses of $286,344 for the year ended December 31, 2024 and derived net income of $29,839 for the year ended December 31, 2023. As of December 31, 2024, the Company has $266,538 in cash and a working capital surplus of $127,410, an improvement over a working capital deficit of $345,032 as of December 31, 2023. These factors, among others, raise slight doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

4. Real Estate Assets, Net

The following is a summary of real estate assets, net:

	December 31,
	2024	2023
Building	$4,192,557	$4,192,557
Land	1,819,000	1,819,000
Improvements	1,074,916	1,074,916
Total cost	7,086,473	7,086,473
Accumulated depreciation	(675,037)	(496,478)
Real estate assets, net	$6,411,436	$6,589,995

Depreciation expense for the years ended December 31, 2024 and 2023 was $178,559 and $178,559 respectively.

5. Loans, Net of Unamortized Debt Discount

Williams loan

In May 2022, Williams refinanced its original acquisition loan of $2.8 million for a new loan of $2,850,000 at better terms; an initial interest rate of 3.81% to adjust after five years; a maturity date of May 15, 2032; and monthly payments beginning at $13,406 with annual adjustments This loan is secured by the real estate property of Venture on Williams.

Mountain View loan

On February 28, 2022, Venture at Mountain View LLC (“Mountain View”) obtained a loan from Washington Federal Bank in the principal amount of $2,450,000 for the refinancing of a property located at 9633 North 17th Avenue, Phoenix, Arizona. The loan is secured by the real estate property of Venture at Mountain View and matures on March 15, 2032.

NV REIT, LLC

Consolidated Statements of Cash Flows

The loan requires monthly principal and interest payments of $11,130.75 for the first 60 months, with interest accruing at a fixed rate of 3.53% per annum. Beginning in year six, the loan transitions to a variable interest rate structure based on the “365 Days Intermediate Term Fixed Rate Bullet” published by the Federal Home Loan Bank of Des Moines, plus a margin of 2.5%, rounded to the nearest 0.125%. The rate is subject to annual adjustments. A final balloon payment is due on maturity.

The loan includes a prepayment penalty of 1% if repaid within the first five years, and contains standard financial and operational covenants, including a required debt service coverage ratio in excess of 1.15x and ongoing reporting obligations. The borrower is currently in compliance with all covenants as of the reporting date.

The following is a summary of loans net of unamortized debt discount:

	December 31,
	2024	2023
Principal outstanding	$5,036,374	$5,139,718
Less: unamortized debt discount	(119,479)	(131,509)
	$4,916,895	$5,008,209

During the years ended December 31, 2024 and 2023, the Company incurred $191,097 and $196,568, respectively, in interest expense pertaining to the above loans.

During the years ended December 31, 2024 and 2023, the Company amortized $14,960 and $14,980, of debt discount, to interest expense. As of December 31, 2024, there was $119,479 in debt discount remaining.

The following is a summary of Williams loan future annual minimum payments per the loan as of December 31, 2024:

YE Dec 31,	Begin Bal	Princ Pmt	End Bal
2025	2,714,972	57,081	2,657,891
2026	2,657,891	59,326	2,598,565
2027	2,598,565	61,658	2,536,907
2028	2,536,907	63,808	2,473,099
2029	2,473,099	66,592	2,406,508
Thereafter	2,406,508	2,406,508	-

The following is a summary of Mountain View loan future annual minimum payments per the loan as of December 31, 2024:

YE Dec 31,	Begin Bal	Princ Pmt	End Bal
2025	2,321,402	52,467	2,268,935
2026	2,268,935	54,349	2,214,586
2027	2,214,586	56,299	2,158,287
2028	2,158,287	58,319	2,099,968
2029	2,099,968	60,411	2,039,556
Thereafter	1,976,978	2,039,556	-

NV REIT, LLC

Consolidated Statements of Cash Flows

6. Members’ Equity

The Company is managed by Neighborhood Ventures Inc., a Delaware corporation and managing member of the Company (“Neighborhood Venture” or the “Manager”). The Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, to execute any contracts or other instruments on behalf of the Company, and to perform any and all other acts or activities customary or incidental to the management of the Company’s business.

The limited liability company interests of the Company are denominated by 20,000,000 shares, consisting of 1,000,000 common shares and 19,000,000 investor shares. Of the investor shares, 750,000 have been designated as Class A investor shares. Class A investor shares do not have voting rights. The Manager owns all of the common shares. The Manager has not contributed any capital to the Company. Each investor member will contribute to the capital of the Company the amount specified in their respective investment agreement.

During the year ended December 31, 2024, the Company issued 14,870 Class A investor shares for net proceeds of $1,486,957 and redeemed 476 Class A investor share for $47,588.

Distributions of ordinary operating cash flow will be in the following order of priority:

●First, investors will receive all the operating cash flow until they have received a 6% cumulative, non-compounded annual return on their invested capital (“Preferred Return”)

●Second, any remaining operating cash flow will be distributed 80% to the investors on a pro rata basis, and 20% to the owner of the common shares.

Distributions of the net proceeds from capital transactions will be made in the following order or priority:

●First, investors will receive all the net proceeds until they have received their entire Preferred Return.

●Second, investors will receive any remaining net proceeds to return an allocable portion of the capital they invested.

●Third, any remaining net proceeds will be distributed 80% to the investors on a pro rata basis, and 20% to the owner of the common shares.

During the year ended December 31, 2024 and 2023, the Company made preferred distributions totaling $164,244 and $87,900, respectively.

The Manager has the authority to divide the investor shares into one or more classes by adopting one or more authorizing resolutions. The Manager may establish, with respect to each class of investor shares, its voting powers, conversion rights or obligations, redemption rights or obligations, preferences as to distributions, and other matters. The Manager may, at any time, cause the Company to purchase all of any portion of the investor shares owned by a member the Manager determines that all or any portion of the assets of the Company would, in the absence of such purchase, more likely than not be treated as “plan assets .” Furthermore, the Manager may, at any time, cause the Company to purchase all or any portion of the investor shares owned by a member if the Manager determines that such purchase would be beneficial in allowing the Company to retain its status as a REIT. The Manager may cause the Company to purchase investor shares for other bona fide business reasons.

NV REIT, LLC

Consolidated Statements of Cash Flows

Unless otherwise agreed in writing between the selling investor and the buyer, the price of Class A investor share purchased and sold shall be the amount the investor would have received with respect to such Class A investor share had the net asset value been distributed in compete liquidation of the Company, less the following discount:

The Discount Shall be:
Redemption Availability for Years Following Investment:
No redemptions can be made in the first year.	-
More than one year but not more than two years.	3%
More than two years but not more than three years.	2%
More than three years.	1%

The Manager may, in its sole discretion, make and pay distributions to members, subject to the terms of any authorizing resolutions on preferred shares. There is no guaranty that the Company will be able to make any distributions, even to return capital to investors. In determining the amount and timing of distributions, the Manager may take into account the following items of income and expense, including net rental income from properties owned by the Company, net proceeds from the sale or refinancing of property, debt service on indebtedness of the Company, capital expenditures of the Company, fees paid to the Manager and its affiliates, fees paid to third parties and all of the operating expenses of the Company.

The Manager may, but shall not be required to, lend money to the Company in the Manager’s sole discretion.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

7. Related Party Transactions

The Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, to execute any contracts or other instruments on behalf of the Company, and to perform any and all other acts or activities customary or incidental to the management of the Company’s business. The Company and the Manager intend to enter into a management services agreement setting forth some of the duties and responsibilities of the Manager. However, that agreement shall not limit the powers of the Manager.

The Company may retain the Manager whereby the Manager will receive fees and expense reimbursements for services relating to the Company’s offering, investment management, and management of properties.

The Manager will be entitled to an annual asset management fee equal to 2% of the aggregate capital accounts of the members.

Where the Company owns property directly or is the sole owner of an entity that owns property, the Manager will receive an acquisition fee equal to 2% of the total purchase price of each property.

Where the Company owns property directly or is the sole owner of an entity that owns property, the Manager will receive a disposition fee equal to 0.5% of the total sale price of each property.

NV REIT, LLC

Consolidated Statements of Cash Flows

The Manager is entitled to receive 20% of all distributions after investors have received a 6% annual, non-compounded return on their invested capital and, in the case of distributions from capital transactions, a return of their capital.

Costs and expenses incurred by the Manager on behalf of the Company or its subsidiaries shall be reimbursed in cash monthly to the Manager within five business days of receipt by the Company from the Manager of a statement of such costs and expenses. Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company.

The Company also expects the following transactions with related parties:

•The Company expects to pay ABI Multifamily a 3-5% commission on the gross sales price of each real estate transaction. John Kobierowski, a related party to the Company, is the co-founder and Senior Managing Partner of ABI Multifamily.

•The Company expects to pay Effortless VR LLC a 20-30% commission on any short-term rental income. The Manager is a significant shareholder of Effortless VR LLC.

•On November 29, 2023, Venture on Williams entered into a property management agreement with Venture Residences LLC, a related party, and replaced Sundial Real Estate (a third-party PM servicer)

During the year ended December 31, 2024 and 2023, the Company incurred asset management fees totaling $80,589 and $41,937, which were paid to a related party.

During the year ended December 31, 2024 and 2023, the Company incurred acquisition and/or disposition fees totaling $117,100 and $100,000, respectively and property management fees of $51,782 and $4,157, respectively, which were paid to a related party.

As of December 31, 2024 and 2023, amounts owed to Neighborhood Ventures, LLC $7,300 and $252,524, respectively. and Neighborhood Ventures, Inc. $38,775 and $55,526, respectively. The nature of these amounts include management fees, expenses paid on the Company’s behalf and advances from related parties. The amounts are unsecured, due on demand, and non-interest bearing.

Refer to Note 2 for the discussion of the Project Entities.

8. Recent Accounting Standards Updates

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective are not expected to have a material impact on the Company’s financial position or results of operations upon adoption.

NV REIT, LLC

Consolidated Statements of Cash Flows

Adopted Standards

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. In August 2015, the FASB issued ASU 2015-14,Revenue from Contracts with Customers, which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2017, while providing the option to early adopt for fiscal years beginning after December 15, 2016. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented, or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. The Company adopted this new standard effective at its inception date.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. The Company adopted the ASU upon inception, and it did not have any effect on the consolidated financial statements.

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This standard establishes an impairment model (known as the current expected credit loss (“CECL”) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses, which is intended to result in a timelier recognition of losses. Under the CECL model, entities will estimate credit losses over the entire contractual term of the instrument (considering estimated prepayments but not expected extensions or modifications) from the date of initial recognition of the financial instrument. Measurement of expected credit losses are to be based on relevant forecasts that affect collectability. The scope of financial assets within the CECL methodology is broad and includes trade receivables from certain revenue transactions and certain off-balance sheet credit exposures. Different components of the guidance require modified retrospective or prospective adoption.

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic815, Derivatives and Hedging, and Topic 825, Financial Instruments, which amends and clarifies several provisions of Topic 326. In May 2019, the FASB issued ASU 2019-05, Financial Instruments-Credit Losses (Topic 326): Targeted Transition Relief, which amends Topic 326 to allow the fair value option to be elected for certain financial instruments upon adoption. ASU 2019-10 extended the effective date of ASU 2016-13 until December 15, 2022. The Company adopted this new guidance, including the subsequent updates to Topic 326, on January 1, 2023 and the adoption did not have a material impact on the Company’s consolidated financial statements and related disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements and will adopt new accounting pronouncements as they are issued and are applicable under the circumstances.

NV REIT, LLC

Consolidated Statements of Cash Flows

9. Commitments and Contingencies

The Company and each Series may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

10. Subsequent Events

FASB ASC 855 is effective for periods ending after June 15, 2009 and establishes general standards of accounting for and disclosure of subsequent events that occur after the balance sheet date. As of June 10, 2025, management has the following subsequent events to report:

On January 31, 2025 the UPREIT acquired member interests in a 17-unit property in Flagstaff Arizona, Venture on Elden LLC (“Elden”), by exchanging 23,935 Class A UPREIT shares (valued at $100 per share) for members’ interests in Elden. NV REIT LLC acquired 896 of the exchanged shares from Elden inventors who chose not to participate in the UPREIT.

Since December 31,2024, NV REIT LLC has raised $491,900 for 4,919 NV REIT LLC Class A Investor Shares and redeemed $65,600 for 656 NV REIT LLC Class A Investors shares as of June 10, 2025.

Since December 31,2024, the UPREIT redeemed $112,000 for 1,120 UPREIT Class A shares as of June 10, 2025.

GLOSSARY OF DEFINED TERMS

1940 Act	The Investment Company Act of 1940.
ADA	Americans with Disabilities Act of 1990.
Authorizing Resolution	The Authorizing Resolution adopted by the Manager creating the Class A Investor Shares.
Class A Investor Shares	The limited liability company interests in the Company that are being offered to the public in the Offering.
Code	The Internal Revenue Code of 1986, as amended (i.e., the Federal tax code).
Common Shares	The limited liability company interests in the Company owned by the Manager.
Company	NV REIT LLC, a limited liability company formed under the laws of Delaware.
Investor	Anyone who purchases Class A Investor Shares in the Offering.
LLC Agreement	The agreement by and among the Company and all of its members captioned “Limited Liability Company Agreement” and dated September 9, 2022.
Manager	Neighborhood Management LLC, an Arizona limited liability company.
Management Agreement	The agreement between the Company and the Manager captioned “Management Services Agreement.”
Members	The owners of the Company. Under the Delaware Limited Liability Company Act, the owners of a limited liability company are referred to as “members.”
Net Asset Value

The aggregate fair market value of all the Company’s assets, as determined in the sole discretion of the Manager, minus all the liabilities of the Company and all the hypothetical commissions and other expenses that would be incurred upon the sale of all the Company’s assets.

Offering	The offering of Class A Investor Shares to the public, pursuant to this Offering Circular.
Offering Circular	The Offering Circular you are reading right now, which includes information about the Company, the Company, and the Offering.
Preferred Return	A cumulative, non-compounded return of 6% per year.
Program	An offering conducted by Neighborhood Management LLC or one of its affiliates that involved raising money from investors and investing in real estate.
Promoted Interest	The right of the holder of Common Shares to receive a share of the distributions after Investors receive the Preferred Return.
Regulations	Regulations issued under the Code by the Internal Revenue Service.
REIT	Real Estate Investment Trust, as defined in section 856 of the Code.
Shares	The limited liability company interests in the Company, which are divided into two classes: Common Shares and Investor Shares.
Site	The Internet site located at https://neighborhood.ventures.

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FORM 1-A

Amendment No. 1 to Post Qualification Amendment No. 1

Regulation A Offering Statement

Part III – Exhibits

NV REIT LLC

c/o Neighborhood Management LLC

5227 N. 7th Street

Phoenix, AZ  85014

602-714-1555

https://neighborhood.ventures

August 18, 2025

The following Exhibits are filed as part of this Offering Statement:

Exhibit 1A-2A	Certificate of Formation*
Exhibit 1A-2B	LLC Agreement*
Exhibit 1A-2B-1	First Amendment to LLC Agreement*
Exhibit 1A-2C	Fourth Amended and Restated Authorizing Resolution
Exhibit 1A-2D	Limited Liability Company Agreement of NV REIT Partnership*
Exhibit 1A-2D-1	First Amendment to LLC Agreement of NV REIT Partnership*
Exhibit 1A-6A	Investment Agreement*
Exhibit 1A-6B	Management Agreement*
Exhibit 1A-11	Consent of Independent Auditor
Exhibit 1A-12	Legal opinion of Lex Nova Law LLC
Exhibit 1A-15.2	Prior Performance Tables

*Previously Filed

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on August 18, 2025.

NV REIT LLC
By:	Neighborhood Management LLC, as Manager
	By	/s/Jamison Manwaring
Jamison Manwaring, Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ John Kobierowski
John Kobierowski
President of Real Estate and Co-Founder*
August 18, 2025

/s/ Jamison Manwaring
Jamison Manwaring
Co-Founder and Chief Executive Officer*
August 18, 2025

/s/ Heidi Butler
Heidi Butler
Director of Finance, Chief Financial Officer, and Chief Accounting Officer*
August 18, 2025

*Of Neighborhood Management LLC

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